Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is effective as of the 1st day of June, 2016 (the “Effective Date”) by and among:  Hanwood Arkansas, LLC, an Arkansas limited liability company, and Hanwood Oklahoma, LLC, an Oklahoma limited liability company (collectively Hanwood Arkansas, LLC, and Hanwood Oklahoma, LLC, shall be referenced as the “Hanwood Entities” or “Sellers”); and Command Center, Inc., a Washington corporation (“Command Center” or “Buyer”).

RECITALS

A.           Sellers desire to sell to Buyer and Buyer desires to purchase from Sellers, on the terms and subject to the conditions of this Agreement, all the assets and properties of Sellers, with the exception only of those assets and properties described in Schedule 2.1 attached to this Agreement (the “Excluded Assets”).

B.           Through two office locations, Sellers are the owners and operators of a staffing business that operated collectively as “Hancock Staffing” providing temporary workers in day labor, light industrial, as well as office and clerical positions (the “Sellers’ Business”).

C.           Buyer is also in the staffing business as the owner and operator of approximately 60 staffing offices located in 20 states.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties to this Agreement hereby agree as follows:

1.           Purchase and Sale.  Subject to the terms and conditions of this Agreement and with the exception of the Excluded Assets, Sellers agree to sell, convey, transfer, assign, and deliver to Buyer, and Buyer agrees to purchase from Sellers on the Closing Date, free and clear of any liens or encumbrances, all rights, title and interest of the assets and property rights, now owned or hereafter acquired, whether tangible or intangible, which will include all fixtures, furnishings and equipment; all inventories, goods and supplies; all telephone listings and telephone numbers; all software and software licenses, and all passwords, codes and documentation needed for use of the same; all financial records relating to Sellers’ Business (including historical records and information); all permits, licenses, franchises and any other authorization obtained from federal, state or local governments or agencies necessary to operate Sellers’ Business; goodwill; all real property leases and leasehold improvements, including prepaid rent and deposits; books and records, all corporate files, and archives; all customer lists and other customer information; all signs and signage at or within the offices of Sellers; assignment of all contracts requested by Command Center, including employee contracts, equipment leases, vendor and customer contracts; prepaid deposits, including lease deposits; and all other assets and property of every kind and description, all of which are referred to collectively in this Agreement as the “Assets.”

Asset Purchase Agreement

The Assets to be conveyed, transferred, assigned, and delivered as provided by this Agreement will include, without limitation, the following, which may be set forth in additional detail in Schedule A of the Bill of Sale attached to this Agreement:

1.1.           Leasehold Interests in Real Property.  All leasehold interests held by Sellers in all land, buildings, structures, fixtures, and other improvements located on or attached to such Leasehold Interests and all easements and other rights, title or interests appurtenant to, including but not limited to security deposits, reserves or unpaid rents paid in connection therewith, or owned or used by Sellers (“Leasehold Interests”), including, without limitation, the Leasehold Interests described on Schedule 1.1 attached to this Agreement;

1.2.           Inventory.  All raw equipment, materials, work in process, and finished goods produced or used in Sellers’ business (“Inventory”);

1.3.           Personal Property.  All equipment, tools, machinery, furniture, motor vehicles, computers, telephones, supplies, materials, and other tangible personal property used in any manner in connection with Sellers’ Business, whether owned or leased (“Personal Property”), including, but not limited to all items listed in the Bill of Sale, attached hereto as Exhibit A;

1.4.           Contractual Rights.  As may be requested by Buyer, any and all rights in any manner related to the ownership, possession, lease, or use of the Assets or to the ownership, operation, or conduct of Sellers’ Business, rights in or claims under leases, permits, licenses, franchises, purchase and sales orders, covenants not to compete, and all other contracts of any nature whatsoever (“Contractual Rights”);

1.5.           Vehicles. Sellers’ interest in all vehicles owned or leased by Sellers and described on Schedule 1.5 attached to this Agreement;

1.6.           Books and Records.  All of Sellers’ books, records, and other documents and information relating to the Assets and Sellers’ business, including, without limitation, all customer and supplier lists, past and present contracts, sales literature, inventory records, purchase orders and invoices, sales orders and sales order log books, commission records, correspondence, product data, price lists, quotes and bids, catalogues and brochures of every kind and nature; Sellers may maintain copies of all financial and other information which may be necessary or helpful in any audit of state or federal taxes, workers compensation or any other business purpose;

1.7.           Intellectual Property.  All of the following in any manner related to the ownership, possession, or use of the Assets or to the ownership, operation, or conduct of Sellers’ business (“Intellectual Property”), including, without limitation, the Intellectual Property described below:
A.           All trade names, trademarks, service marks, and trade dress, including all registrations, renewals, extensions and applications, including, without limitation, all rights to the names “Hancock Staffing”, “Woods Labor & Staffing” (and any reasonably similar derivations thereof and any related trademarks and services marks), any telephone, telecopy numbers, all universal resource locators (“URL’s”) domain names (including, if any, the domain names for “Hancock Staffing”, “Woods Labor & Staffing”, and copyright for associated websites), website, social networking and internet addresses, domain names (including “hancockstaffing.com”, “hanwoodinc.com” and “woodsstaffing.com”), electronic mail addresses (including “@hancockstaffing.com”, @hanwoodinc.com”, and “@woodsstaffing.com”), company and any trade names related thereto or to the Sellers’ Business.  (collectively the “Trademarks”), this shall include all legal rights and interest currently owned and possessed by individual shareholders or owners of either of Sellers to any such names and information contemplated within this paragraph 1.7;

Asset Purchase Agreement

B.
All patents and patent applications, including all inventions contained therein, any reissue, continuation, partial continuation, division, extension, or reexamination thereof (collectively, the “Patents”);

C.	All copyrights and mask works, registered or unregistered, statutory or common law, including all applications for registration therefor (collectively, the “Copyrights”);

D.
All trade secrets, know-how, inventions, models, confidential business information, product designs, processes, drawings, formulae, customer lists, historical customer information, supplier and distribution lists, price lists, customer files, computer programs and software, technical and engineering data, trade information, catalogs, marketing materials, and software (collectively, the “Other Proprietary Rights”); and

E.
Except as contained within Schedule 2.1 (Excluded Assets), all licenses or similar agreements to which Sellers are a party, either as licensee or licensor, relating to Trademarks, Patents, Copyrights, or Other Proprietary Rights (collectively, the “Licenses”);

1.8.           Goodwill.  Goodwill, all tangible and intangible, which relate to the operation of Sellers’ Business and all rights to continue to use the Assets in the conduct of the going business;

1.9.           Receivables.  All accounts or notes receivable owing to Sellers as of 11:59 p.m., June 3, 2016, including, without limitation, all customer accounts receivable (collectively, the “Receivables”);

1.10.           Intangible Property.  All intangible property, other than previously described, of Sellers in any manner related to the ownership, operation, or conduct of Sellers’ Business (“Intangible Property”);

1.11.           Prepaid Expenses.  All prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of any taxes) with respect to the Assets and Assumed Liabilities; and

Asset Purchase Agreement

1.12.           Miscellaneous Assets.  Any and all other assets, properties, rights, or other interests of Sellers, tangible or intangible, used in connection with Sellers’ business or in any way relate to the Assets including, without limitation, all of Sellers’ interest in any applicable covenants not to compete.

2.           Excluded Assets; Assumed Liabilities.

2.1.           Excluded Assets. Buyer will not assume or be deemed to have purchased the Excluded Assets set forth on Schedule 2.1 attached to this Agreement.

2.2.           Assumed Liabilities.  Buyer will not assume or be deemed to have assumed, or to have any obligations with respect to, any liabilities or obligations of Sellers other than the contracts, liabilities and obligations specifically assumed pursuant to this Section 2.2 and specified on Schedule 2.2 (“Assumed Liabilities”).  All liabilities and obligations of Sellers other than those listed on Schedule 2.2 will remain solely the liabilities and obligations of Sellers (the “Retained Liabilities”).

3.           Purchase Price; Closing.

3.1.           Purchase Price.  The purchase price for the Assets will be paid by the assumption of the Assumed Liabilities and by the payment of Two Million Two Hundred Thousand Dollars ($2,200,000) (“Purchase Price”). The parties agree that the purchase price for the Assets owned by Hanwood Oklahoma is $1,391,000 and the purchase price for the Assets owned by Hanwood Arkansas is $809,000. Subject to the terms of section 3.2, the balance of the purchase price shall be due and payable to Sellers, without interest, on the one-year anniversary of the Closing date.

3.2.           Payment of Purchase Price.  Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties, and agreements of Sellers contained herein and in consideration of the aforesaid assignment and delivery of the assets of Seller, Buyer will deliver at the Closing, as hereinafter defined, as partial payment of the purchase price the sum of One Million Nine Hundred Eighty Thousand Dollars ($1,980,000) in cash, ACH transfers, certified checks, or cashier’s checks, to be paid to the Sellers, with $1,164.511.58 paid to Hanwood Oklahoma, $728,046 being paid to Hanwood Arkansas, and $87,442.42 paid to Arvest Bank (as set forth in section 3.2.2). Subject to the terms of section 3.2, one year from the date of the Closing, Buyer will pay to Sellers the remainder of the Purchase Price, without interest, in the amount of $219,955.00, with $139,106 paid to Hanwood Oklahoma and $80,849 being paid to Hanwood Arkansas. Buyer may deduct such amounts from the remaining purchase price balance to satisfy any claims, losses, liabilities or obligations threatened or imposed in any way on Buyer as the result of Sellers’ Business, from any misrepresentations or omissions in this Agreement, whether intentional or not, or from any items set forth in this Agreement or any other agreements or documents executed in conjunction with this Agreement.  However, in the event the parties do not agree with Buyer’s assessment and withholding from the retained amount of the Purchase Price, the parties will work together in good faith to resolve the issue.  If all attempts at amicable resolution should fail, the parties agree to have the matter of payment of the retained amount of the purchase price decided by binding arbitration before a single arbitrator to take place in Little Rock, Pulaski County, Arkansas administered pursuant to the commercial rules of the American Arbitration Association in effect at the time the arbitration is commenced. Nothing in this section 3.2 shall obligate the parties to participate in arbitration or other alternate dispute resolution proceedings for any other matter or issue of any kind, including other matters or issues contemplated in or by this Agreement.

Asset Purchase Agreement

3.2.1. Adjustment.  Seller and Buyer agree that there shall be an adjustment made within ninety (90) days of the Closing Date to adjust for any liabilities, other than the Assumed Liabilities, or misapplication of payments that are found to exist of the Seller as of the Closing Date or thereafter, as such liabilities may relate to the Purchased Assets or the business of Seller.  Any money paid to Seller after the Closing for products or services provided by Buyer after the Closing and any other accounts receivables will be paid over to Buyer without demand; however, if Buyer demands such payment from Seller, Seller shall provide payment to Buyer within three (3) business days. Failure to make a demand shall not result in any waiver of Buyer’s rights.

3.2.2. Payment to Arvest Bank.  The Parties acknowledge that Arvest Bank has filed a UCC Financing Statement (UCC1) in the State of Oklahoma, County of Oklahoma, covering certain collateral owned by Hanwood Oklahoma, LLC. Specifically, Arvest Bank has filed UCC Financing Statement document number 20120524020553100 as of May 12, 2102 (hereinafter “the UCC Statement”).  At or prior to Closing, Buyer will provide attorney Graham Catlett with payment in the amount of $87,442.42, or such other amount as is then specified by Arvest Bank to be the then-current payoff amount, made payable to Arvest Bank to be held in trust until such time as Arvest Bank provides an executed and filed copy of the UCC Financing Statement Amendment (generally Form UCC3), terminating the UCC Statement.  Upon receipt of the filed termination of the UCC Statement, attorney Graham Catlett shall then release payment to Arvest Bank, which will satisfy all remaining debt owed by Hanwood Oklahoma, LLC, to Arvest Bank and will operate to release any and all encumbrances Arvest Bank has against any and all property and assets owned or leased by Hanwood Oklahoma, LLC.  Release of the remaining Purchase Price funds due at Closing to the Hanwood Entities is contingent upon Arvest Bank providing Buyer with the filed termination of the UCC Statement.

3.3.           Allocation of the Purchase Price.  Buyer and Sellers agree to cooperate in reporting the allocation of the Purchase Price as provided on the attached Schedule 3.3.

3.4.           Closing Date.  The “Closing Date” or “Closing” will occur on June 3, 2016, at 11:59 p.m., CST, and will take place at the offices of Buyer at 3609 S. Wadsworth Boulevard, Suite 250, Lakewood, Colorado, or at such other time and place as the parties may agree to in writing.

3.4.1.           Control.  At Closing and upon payment of the Purchase Price to Sellers, Buyer shall have sole and unfettered operational control, possession and right to occupancy of the Assets.

Asset Purchase Agreement

3.4.2.           Deliveries at Closing.  At the Closing:  (a) Sellers shall deliver to Buyer the duly executed various agreements, certificates, instruments and documents referred to in Section 9.1; (b) Buyer shall deliver to Sellers the duly executed various agreements, certificates, instruments and documents referred to in Section 9.2; (c) Buyer will deliver payment of $1,980,000 to Sellers as partial payment of the Purchase Price payable at the Closing as specified in Section 3.2;

3.4.3.           Risk and Loss Prior to Closing.  Subject to the provisions of Section 3.4.1, possession and title of the Assets will be given to Buyer at the Closing, and assumption of the Assumed Liabilities will occur at the Closing.  Buyer will not acquire any title to the Assets or assume any of the Assumed Liabilities until possession has been given to it in accordance with this Section 3.4 and accordingly, all risk and loss with respect to the Assets will be borne by Sellers until possession has been given to Buyer at the Closing.

3.5.           Payment of Taxes and Other Charges.  Sellers will pay any and all transaction privilege tax, sales tax, use tax, property tax, income tax, payroll tax, excise tax, business and occupation tax, or other transfer fee, tax, charge, or assessment which may be imposed by any governmental agency with respect to the sale, transfer, conveyance, and assignment of the Assets and Assumed Liabilities pursuant to this Agreement.

4.           Conditions to Obligation of Buyer to Perform.  The obligation of Buyer to purchase the Assets and assume the Assumed Liabilities from Sellers at the Closing is subject to the satisfaction, on or before the Closing Date, of all of the following conditions precedent, any or all of which may be waived by Buyer by delivery to Sellers of a written notice of such waiver:

4.1.           Due Diligence.  Buyer, in its sole and unrestricted discretion, shall be satisfied with the results of its due diligence investigation as regards Sellers, the Assets, and Sellers’ representations made in this Agreement;

4.2           Representations and Warranties True on the Closing Date.  The representations and warranties of Sellers contained in this Agreement, in the exhibits and schedules attached hereto, including those contained in Schedule 4.2, or in any certificate, document, or statement delivered pursuant to the provisions hereof, will be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date;

4.3.           Compliance with Agreement.  Sellers will have performed and complied with all agreements, covenants, conditions, and obligations required by this Agreement prior to or on the Closing Date;

4.4.           Key Personnel Non-competition/Non-solicitation Agreements. Sudie Hancock, Beth Anderson and Howard Edward Gough will each have duly executed and delivered a non-compete/non-solicitation agreement, in the form attached to this Agreement as Exhibit B, in which each of them agrees for a period of two years not to compete with or solicit the business conducted by Buyer through the Assets purchased and not to solicit or hire for employment any individual employed by Buyer or who was at the time of the Closing working at or for any of the offices comprising the Assets;

Asset Purchase Agreement

4.5.           Hanwood Entities’ Covenants not to Compete.  Sellers will have executed and delivered a non-competition agreement, in the form attached to this Agreement as Exhibit C, wherein Seller agrees that for a period of two years from the Closing it will not compete with or solicit the business conducted by Buyer, nor will they place temporary workers or other employees to work on any job or project within the same time period;

4.6.           Legal Opinion. Sellers will provide a legal opinion from Seller’s legal counsel in from and content substantial to the form of Exhibit D and acceptable to Buyer;

4.7.           Third Party Consents.  Sellers will have obtained all consents, waivers, permits, approvals, and authorizations and completed all filings or registrations required and will have delivered executed copies or other written evidence thereof to Buyer;

4.8.           Transfer of Licenses.  Except as contained within Schedule 2.1, Sellers will have transferred or assigned to Buyer on or before the Closing Date all licenses, permits, franchises, certificates, and authorizations which are transferable or assignable and which are required or necessary to enable Buyer to operate and conduct Sellers’ Business in the manner in which Sellers currently operate and conduct their business;

4.9.           Assignment of Warranties.  Sellers will assign to Buyer any and all warranties covering or affecting the Personal Property or Inventory;

4.10.           Taxes.  Sellers will have delivered to Buyer evidence of payment showing that no taxes are due in any state, county, or municipal jurisdictions where such taxes are required to be paid by Sellers, and Sellers will have filed all relevant and required returns and reports;

4.11.           Assignment of Leases. The Lease Assignment and Assumption Agreement attached hereto in Exhibit E have been duly executed;

4.12.           No Action.  No action or proceeding before any court or governmental body will be pending or threatened wherein an unfavorable judgment, decree, injunction or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

4.13.           Due Diligence. Buyer shall have completed, and shall be satisfied (in Buyer’s sole discretion) with the results of, all due diligence Buyer may elect to perform regarding the Assets or Seller’s Business.

4.14.           Approval of Documentation.  The form and substance of all certificates, instruments, opinions, and other documents and information delivered to Buyer under this Agreement and required to carry out this Agreement will be approved by Buyer and/or counsel for Buyer, and in the event any such certificates, instruments, opinions, or any other documents or information delivered to Buyer does not meet with the approval of Buyer and/or counsel for Buyer, Buyer shall have the express right to unilaterally withdraw from this Agreement, without penalty;

Asset Purchase Agreement

5.           Conditions to Obligation of Sellers to Perform.  The obligation of Sellers to sell the Assets at the Closing is subject to the satisfaction, on or before the Closing Date, of all of the following conditions precedent, any or all of which may be waived by Sellers by delivery to Buyer of a written notice of such waiver:

5.1.           Representations and Warranties True on the Closing Date.  The representations and warranties of Buyer contained in this Agreement, in the exhibits and schedules attached hereto, or in any certificate, document, or statement delivered pursuant to the provisions hereof, will be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date; and

5.2.           Compliance with Agreement.  Buyer will have performed and complied with all agreements, covenants, conditions, and obligations required by this Agreement prior to or on the Closing Date.

6.           Representations and Warranties of Sellers.  Sellers represent and warrant to Buyer that, as of the Effective Date and as of the Closing the following are true and accurate. The representations and warranties contained in sections 6.7 and 6.25 are subject to the financial and other information presented to Buyer in the course of Buyer’s due diligence investigation:

6.1.           Organization and Standing.  Hanwood Arkansas, LLC, is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Arkansas.  Hanwood Oklahoma, LLC, is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Arkansas. Sellers are qualified to do business as foreign corporations under the laws of each jurisdiction where Sellers conduct their business outside of their respective states of incorporation.  Sellers have the requisite corporate power and authority to own, lease, and operate its properties and are duly authorized and licensed to carry on their businesses in the places where, and in the manner in which, such business is presently being conducted.

6.2.           Capacity.  Sellers have full corporate power, legal capacity, and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to perform their obligations under this Agreement.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance of Sellers’ obligations under this Agreement have been duly authorized by Sellers’ shareholders and no other corporate proceedings on the part of the Sellers are necessary in connection therewith.  This Agreement constitutes, and each other agreement or instrument to be executed and delivered by Sellers in connection with this Agreement will constitute, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms.

6.3.           Compliance with Member Rights. Sellers have complied or will comply with all shareholder-dissent and appraisal right statutes in entering into and consummating this transaction and shall have obtained at or prior to the Closing Date all necessary authorizations and approvals required for the execution, delivery and consummation of the transactions provided for in this Agreement.

Asset Purchase Agreement

6.4.           Authority.  Neither the execution and delivery of this Agreement by Sellers, the consummation of the transactions contemplated hereby, nor the performance of Sellers’ obligations hereunder will:  (a) violate any provisions of the Articles of Incorporation, Operating Agreements or Bylaws of Sellers; (b) violate any statute, code, ordinance, rule, or regulation of any jurisdiction applicable to Sellers or the Assets or Assumed Liabilities; (c) violate any judgment, order, writ, decree, injunction, or award of any court, arbitrator, mediator, government, or governmental agency or instrumentality, which is binding upon Sellers or which would have an adverse effect on the Assets or Assumed Liabilities or the operation and conduct of Sellers’ businesses; or (d) violate, breach, conflict with, constitute a default under (whether with or without notice or lapse of time, or both), result in termination of, or accelerate the performance required by, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Sellers is a party or by which Sellers, the Assets or Assumed Liabilities, or Sellers’ Business is bound, except for obligations under loan agreements to be paid and terminated at Closing.

6.5.           Consents.  No consents, approvals, filings, or registrations with or by any federal, state, or local court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign (each a “Governmental Entity”) or any other person or entity are necessary in connection with the execution and delivery by Sellers of this Agreement, the consummation by Sellers of the transactions contemplated hereby, or the performance of Sellers’ obligations under this Agreement, except for obligations under loan agreements to be paid and terminated at Closing.

6.6.           Absence of Defaults.  Sellers are not in default under, or in violation of, any provision of their respective Articles of Incorporation, Operating Agreements or Bylaws of Sellers or any indenture, mortgage, deed of trust, loan agreement, or similar debt instrument, or any other agreement to which Sellers are a party or by which Sellers are bound or to which any of their properties are subject, nor are Sellers aware of any fact, circumstance, or event that has occurred which, upon notice, lapse of time, or both, would constitute such a default or violation.  Sellers are not in violation of any statute, rule, regulation, or order of any Governmental Entity having jurisdiction over Sellers or any of their properties.

6.7.           Financial Statements.  The following documents are attached hereto as Exhibit F: unaudited statements of each of the Seller’s income and expenses for the twelve month periods ended December 25, 2015, and December 26, 2014 (collectively referred to as “Financial Statements”).  The Financial Statements do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements or information therein not misleading.  The Financial Statements have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”), applied on a consistent basis for the periods indicated, and each of the Financial Statements is a compilation of the books and records of the Sellers.  Such Financial Statements disclose that Hanwood Arkansas and Hanwood Oklahoma are each solvent and will not be rendered insolvent by the consummation of the transactions contemplated by this Agreement.

Asset Purchase Agreement

6.8.           Absence of Specified Changes.  From January 1, 2016, through the Closing Date there has not been any:

A.           Transactions by Sellers except in the ordinary course of business;

B.           Capital expenditures by each of Sellers exceeding $5,000;

C.           Adverse change in the Assets, the financial condition, liabilities, business, operations, or prospects of Sellers;

D.           Destruction, damage to, or loss of any of the Assets (whether or not covered by insurance) that adversely affects the financial condition, business, operations, or prospects of Sellers;

E.           Loss of key employees, suppliers, or customers or other event or condition of any character adversely affecting the Assets, the financial condition, business, or prospects of Sellers;

F.           Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Sellers;

G.           Revaluation by Sellers of any of the Assets;

H.           Increase in the salary or other compensation payable, or to become payable, by Sellers to any of its employees, or any declaration, payment, commitment, or obligation of any kind for the payment by Sellers of a bonus or other additional salary or compensation to any such person;

I.           Hiring or promoting any person or hiring or promoting any employee except to fill a vacancy in the ordinary course of business;

J.           Adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of Sellers, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

K.           Acquisition or disposition of any of the Assets, except in the ordinary course of business;

L.           Amendment or termination of any contract, agreement, or license to which Sellers is a party, except in the ordinary course of business;

M.           Loan by Sellers to any person or entity, or guaranty by Sellers of any loan which may any in any way affect the Assets;

Asset Purchase Agreement

N.           Mortgage, pledge, security interest, lien, or other encumbrance of any of the Assets;

O.           Waiver or release of any right or claim of Sellers, except in the ordinary course of business;

P.           Other event or condition of any character that has or might have an adverse effect on the Assets, or the financial condition, business, or prospects of Sellers and Sellers’ Business;

Q.           Incurrence of any liability or obligation (whether absolute, accrued, or contingent) affecting the Sellers, Sellers’ Business or the Assets;

R.           Distribution on account of any Members’ interest or other equity security, including, without limitation, any dividend or redemption;

S.           Issuance or sale of any ownership or member shares or any options, warrants or other rights to acquire any ownership interest any kind in the Sellers’ businesses; and

T.           Agreement or any action or omission by Sellers that would result in any of the things described in the preceding Subsections A. through S., inclusive.

6.9.           Litigation and Claims.  Sellers are not a party to any and there are no pending or threatened suit, action, arbitration, legal, administrative, or other proceeding or governmental investigation against Sellers or affecting the Assets, the operation and conduct of Sellers’ Business or their prospects, or challenging the validity or propriety of or seeking to enjoin or to set aside the transactions contemplated by this Agreement.  To the best of Sellers’ knowledge, there is no basis for the assertion of any such proceeding, claim, action, or governmental investigation that could affect the Assets or Sellers’ ability to transfer the Assets to Buyer.  No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such actions. Sellers are not a party to any judgment or decree, nor are Sellers in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality which will, or is likely to, affect the Assets, Sellers’ title thereto, the ability of Sellers to perform its obligations under this Agreement, or Sellers’ Business or prospects.  No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any governmental orders. Sellers are not parties to any legal or administrative action or proceeding, including any lawsuit of any kind or nature.

6.10.           Compliance with Laws.  Sellers are in compliance with and not in default under any applicable foreign, federal, state, and local statutes, regulations, ordinances, zoning laws, engineering standards, safety standards, environmental standards, and any other applicable laws in connection with the ownership and use of the Assets and the conduct and operation of Sellers’ Business. Sellers hold all required franchises, permits, licenses, certificates, and authorizations necessary or appropriate in connection with the ownership and use of the Assets and the conduct and operation of Sellers’ Business, and all are current and valid as of the Effective Date and the Closing Date. All fees and charges with respect to such permits, licenses, franchises, certificates or authorizations have been paid in full.  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any permits, licenses, franchises, certificates or authorizations.

Asset Purchase Agreement

6.11.           Intellectual Property.  Sellers (a) own and possess all right, title, and interest in and to the Intellectual Property, free and clear of all liens, security interests, and encumbrances, except for obligations under loan agreements to be paid and terminated at Closing and no claim has been made or threatened by any third party against Sellers contesting the validity, enforceability, use, or ownership of the Intellectual Property, and (b) have and possess valid rights to use, all Intellectual Property contemplated by this Agreement, and immediately after the Closing, Buyer will have the right and authority to use the Intellectual Property in the operation of the Assets that have been transferred by operation of this Agreement.  Such use does not and will not conflict with, infringe upon, or violate the proprietary rights of any other person or entity.  Neither Sellers nor any of their officers, directors, shareholders or employees have received any notice of, or is aware of any fact which would indicate a likelihood of, any infringement of, misappropriation by, or conflict with any third party with respect to the Intellectual Property.  Sellers have not infringed, misappropriated, or otherwise engaged in any conduct which conflicted with any proprietary rights of any third parties in the Intellectual Property, nor are Sellers aware of any infringement, misappropriation, or conflict which will occur as a result of the continued operation of Sellers’ business as they are presently conducted or by use of Buyer of same. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  The transactions contemplated by this Agreement will not adversely affect Sellers’ rights with respect to the Intellectual Property or Sellers’ ability to transfer to Buyer Sellers’ right, title, and interest in and to the Intellectual Property.  All registrations relating to the Intellectual Property, if any, were validly issued and are currently in full force and effect.  Sellers will execute such documents as may be necessary and will otherwise cooperate with Buyer to have any such registrations assigned to Buyer or re-registered in Buyer’s name.  Sellers have not granted to any third party any license, right, or other interest in the Intellectual Property.  Sellers have taken all action necessary or appropriate to protect their rights with respect to the Intellectual Property, and will continue to preserve and protect their rights in the Intellectual Property prior to the Closing.

6.11.1.  Insider Interests.  No officer or director of Sellers has any interest in any material property, real or personal, tangible or intangible, including without limitation any computer software or Sellers’ Intellectual Property used in or pertaining to the business of Sellers.

6.12.           Title to Assets.  Sellers have good and marketable title to the Assets, free and clear of all liens, deeds of trust, mortgages, pledges, charges, security interests, encumbrances, claims, conditional sales agreements, easements, licenses, rights-of-way, covenants, conditions, restrictions on transfer, or other restrictions or other rights of third parties, except for obligations under loan agreements to be paid and terminated at Closing.  All Assets are adequate for their intended use, in good operating condition and repair, reasonable wear and tear excepted, are sufficient for the conduct of the Sellers’ businesses as currently conducted and as proposed to be conducted up to the Closing and are available for immediate use in Sellers’ Business.

Asset Purchase Agreement

6.13.           Contractual Rights.   Sellers have performed all obligations required to be performed to date under all Contractual Rights, contracts, written or oral, including contracts to provide services to customers and employment contracts with Sellers’ temporary workforce, entered into in the normal course of business to which Sellers are parties and which affect the Assets, Sellers’ title to the Assets, or the operation and conduct of Sellers’ title to the Assets, or the operation and conduct of Sellers’ business, including, but not limited to, leases, guaranties, indemnifications of any third person or entity, licenses, commission agreements, distribution and advertising agreements, loan agreements (whether as borrower or lender), franchises and permits, distributors’ or manufacturers’ representative or agency agreements, output and requirements agreements, are not in default under any such contracts, have no knowledge of any event or knows of no facts that, with notice or lapse of time, or both, would constitute a default by any party to any such contracts, and has no information that any party to any such contracts intends to cancel or terminate such contracts.  Sellers are not party to, nor is their property bound by, any contract that may have an adverse effect on their financial condition, assets, business, or prospects.
6.14.           Leasehold Interests.  The representations, warranties, and statements of Sellers regarding the Leasehold Interests are complete, current, and accurate, do not contain or will not contain any untrue statement of material fact, and do not omit or will not omit to state any fact necessary to make each such representation, warranty, or statement accurate and not misleading in any material respect.  As to the Leasehold Interests:  (a) all leases under which the Sellers lease any real property (the “Real Property Leases”) are valid and in full force and effect and constitute binding obligations of the Sellers and the counterparties thereto, and Seller enjoys peaceful and undisturbed possession of the Real Property Leases, in accordance with their respective terms; (b) there are not any existing default by the Sellers under any of the Real Property Leases that would give the lessor under such Real Property Lease the right to terminate such Real Property Lease or amend or modify such Real Property Lease in a manner adverse to the Sellers or Buyer (after Closing); (c) no event has occurred which, after notice or lapse of time or both, would constitute a default by Sellers under any Real Property Lease, where such default if uncured would give the lessor under such Real Property Lease the right to terminate such Real Property Lease or amend or modify such Real Property Lease in a manner adverse to the Sellers or Buyer (after Closing); (d) Sellers have not subleased, assigned or otherwise granted to any person the right to use or occupy such Real Property Leases or any portion thereof; and (e) Sellers have not pledged, mortgaged or otherwise granted an encumbrance on its leasehold interest in any Real Property Lease.

6.15.           Brokers.  No broker or finder has acted for Sellers in connection with this Agreement or the transactions contemplated hereby and no broker or finder is entitled to any brokerage commissions, finder’s fee, or other compensation based on agreements or arrangements made by Sellers.

6.16.           Capital Structure.  Hanwood Arkansas, LLC, is a limited liability company duly organized pursuant to documents filed with the Secretary of State of Arkansas. Hanwood Oklahoma, LLC, is a limited liability company duly organized pursuant to documents filed with the Secretary of State of Oklahoma. Each of the Sellers is validly existing and in good standing under the laws of the state of their incorporation. Each of the Sellers has all requisite power to own its respective properties and interests and conduct its respective business as now conducted and as presently contemplated, and each is in good standing in each jurisdiction where a failure to be so qualified in such jurisdiction could have a material adverse effect on the business, assets or financial condition of such person or entity.

Asset Purchase Agreement

6.16.1.                       Ownership of Hanwood Arkansas, LLC.  The ownership of Hanwood Arkansas, LLC, is as follows:

Sudie Hancock Revocable Trust dated October 26, 2015 = 74% ownership
Devil Dog Management, LLC = 25% ownership
Ouachita Staff Management, Inc. = 1% ownership

No Membership Interests in the company is held in treasury.  All of the outstanding shares or portions of Hanwood Arkansas, LLC’s Membership Interests have been duly authorized, are validly issued, fully paid, non-assessable, and have been issued in compliance with all applicable Laws.  There are no outstanding or authorized options, warrants, purchase rights, preemptive rights, rights of first refusal, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Hanwood Arkansas, LLC to issue, sell, or otherwise cause to become outstanding any of its Membership Interests.  Hanwood Arkansas, LLC is not a party or subject to any agreement or understanding, and there is no agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any ownership or securities of Hanwood Arkansas, LLC or the voting by any Member or Manager of Hanwood Arkansas, LLC.

6.16.2           Ownership of Hanwood Oklahoma, LLC. Hanwood Oklahoma, LLC, is fully owned (100% ownership) by Ouachita Staff Management, Inc., an Arkansas corporation. No Membership Interests in the company is held in treasury.  All of the outstanding shares or portions of Hanwood Oklahoma, LLC’s Membership Interests have been duly authorized, are validly issued, fully paid, non-assessable, and have been issued in compliance with all applicable Laws.  There are no outstanding or authorized options, warrants, purchase rights, preemptive rights, rights of first refusal, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Hanwood Oklahoma, LLC to issue, sell, or otherwise cause to become outstanding any of its Membership Interests.  Hanwood Oklahoma, LLC is not a party or subject to any agreement or understanding, and there is no agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any ownership or securities of Hanwood Oklahoma, LLC or the voting by any Member or Manager of Hanwood Oklahoma, LLC.

6.17.           Taxes.

Asset Purchase Agreement

A.           Sellers each have timely filed (or caused to be filed or will file before Closing) all federal, state, local, and foreign tax returns, reports, and information statements required to be filed by each of them, which returns, reports, and statements are true, correct, and complete in all material respects, and paid all taxes required to be paid as shown on such returns, reports, and statements.  All taxes required to be paid in respect of the periods covered by such returns (“Return Periods”) have been paid.  Sellers have fully accrued all unpaid taxes in respect of all periods (or the portion of any such periods) subsequent to the Return Periods.  All taxes required to be paid to all federal, state and local taxing authorities where Sellers conduct Sellers’ Business have been paid.  Seller represents there are no delinquent tax obligations to any federal, state or local taxing authority as regards the Assets or any place where Sellers conduct Sellers’ Business.  No deficiencies or adjustments for any tax have been claimed, proposed, or assessed, or to the knowledge of Sellers, threatened as regards the Assets or Sellers’ Business.  The Sellers’ federal and state income tax returns, respectively, are not the subject of any pending audit by the Internal Revenue Service and/or applicable state agencies.  Sellers are not subject to any pending or, to the knowledge of Sellers, threatened tax audit or examination, and Sellers have not waived any statutes of limitation with respect to the assessment of any tax.  For the purposes of this Agreement, the terms “tax” and “taxes” will include all federal, state, local, and foreign taxes, assessments, duties, tariffs, registration fees, and other governmental charges including, without limitation, all income, franchise, property, production, sales, use, payroll, license, windfall profits, severance, withholding, excise, gross receipts, and other taxes, as well as any interest, additions, or penalties relating thereto and any interest in respect of such additions or penalties.  Sellers have provided Buyer true and correct copies of all tax returns, information, statements, reports, work papers, and other tax data reasonably requested by Buyer.

B.           At the time of Closing, there are no liens for taxes upon the Assets.  Sellers have not entered into any agreements, waivers, or other arrangements in respect of the statutes of limitations in respect of their respectable taxes or tax returns.  Sellers have withheld all taxes required to be withheld in respect of wages, salaries, and other payments to all employees, officers, and directors and timely paid all such amounts withheld to the proper taxing authority. Sellers shall at all times remain responsible for payment of all taxes in any way resulting from the operation of Seller’ Business through the end of the day on the Closing.

C.           All taxes required to be withheld or collected by the Sellers in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder have been withheld and collected and, to the extent required by law, timely paid to the appropriate Governmental Entity, and all Forms W-2 and 1099 have been completed and timely filed.

6.18.           Undisclosed Liabilities.  Sellers have no liabilities except for liabilities reflected or reserved against Sellers in the Financial Statements and current liabilities incurred in the ordinary course of business, except for obligations under loan agreements to be paid and terminated at Closing and except for any unknown or contingent claim.

6.19.           Solvency.  Sellers are solvent under all other applicable Laws.

Asset Purchase Agreement

6.20.           Tax Consequences.  Sellers represent that they have consulted with a qualified attorney, tax advisor, or accountant and assumes the risk of all potential income tax risks associated with the transactions contemplated by this Agreement.

6.21.           Employee Benefit Matters.  Seller has not established any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control,  welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, retiree, independent contractor or consultant or any spouse or dependent of such individual, or under which Seller or any of its ERISA affiliates has or may have any liability.

6.22.           Employment Matters.

                                A.           Sellers are not, and have not been for the past two years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past two years, any Union representing or purporting to represent any employee of Sellers, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.

B.           Sellers are and have been in compliance with all applicable laws pertaining to employment and employment practices, including all laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. There are no actions against Sellers (individually or collectively) pending, or threatened to be brought or filed, by or with any governmental authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable laws.

6.23.           Customers.  Sellers have not received any notice, and have no reason to believe, that any customer which has provided revenue of $100,000 or more to Sellers’ Business (through either of the offices or both) in 2015 (“Material Customers”) has ceased, or intends to cease after the Closing, to use the goods or services of the Offices or to otherwise terminate or materially reduce its relationship with the Offices.

Asset Purchase Agreement

6.25.           Full Disclosure.  The representations, warranties, and statements of Sellers in this Agreement, in any exhibit or schedule attached hereto, or in any certificate or other document furnished by Sellers to Buyer pursuant to this Agreement are complete, current, and accurate, do not contain or will not contain any untrue statement of material fact, and do not omit or will not omit to state any material fact necessary to make each representation, warranty, or statement accurate and not misleading in any material respect.  Sellers have, and prior to Closing will have, provided to Buyer, in writing, any information necessary to ensure that all representations, warranties, or statements made by Sellers to Buyer are complete, current, and accurate and are not misleading in any material respect.

7.           Representations and Warranties of Buyer.  Buyer represents and warrants to Sellers that, as of the Effective Date and as of the Closing Date:

7.1.           Organization and Standing.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington.  Buyer has the requisite corporate power and corporate authority to own, lease, and operate its properties and is duly authorized and licensed to carry on its business in the places where and in the manner in which its business is presently being conducted and where the Assets are located.

7.2.           Capacity.  Buyer has full corporate power, legal capacity, and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to perform its obligations under this Agreement.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance of Buyer’s obligations under this Agreement have been duly authorized by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary in connection therewith.  This Agreement constitutes, and each other agreement or instrument to be executed and delivered by Buyer in connection with this Agreement will constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

7.3.           Authority.  Neither the execution and delivery of this Agreement by Buyer, the consummation of the transactions contemplated hereby, nor the performance of Buyer’s obligations hereunder will:  (a) violate any provision of the Articles of Incorporation, Operating Agreements or Bylaws of Buyer; (b) violate any statute, code, ordinance, rule, or regulation of any jurisdiction applicable to Buyer, or its properties or assets; (c) violate any judgment, order, writ, decree, injunction, or award of any court, arbitrator, mediator, government, or governmental agency or instrumentality, which is binding upon Buyer or which would have an adverse effect on its properties or assets; or (d) violate, breach, conflict with, constitute a default under, result in termination of, or accelerate the performance required by, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets is bound.

7.4.           Consents.  No consents, approvals, filings, or registrations with or by any governmental agency or instrumentality or any other person or entity are necessary in connection with the execution and delivery by Buyer of this Agreement, the consummation by Buyer of the transactions contemplated hereby, or the performance of Buyer’s obligations under this Agreement.

Asset Purchase Agreement

7.5.           Brokers.  No broker or finder has acted for Buyer in connection with this Agreement or the transactions contemplated hereby and no broker or finder is entitled to any brokerage commissions, finder’s fee, or other compensation based on agreements or arrangements made by Buyer.

7.6.           Full Disclosure.  The representations, warranties, and statements of Buyer in this Agreement, in any exhibit or schedule attached hereto, or in any certificate or other document furnished by Buyer to Sellers pursuant to this Agreement are complete, current, and accurate, do not contain or will not contain any untrue statement of material fact, and do not omit or will not omit to state any material fact necessary to make each representation, warranty, or statement accurate and not misleading in any material respect.

8.           Covenants of Sellers.  Sellers covenant and agree as follows:

8.1.           Right of Inspection.  From the Effective Date through the Closing Date, Sellers will permit Buyer and its authorized representatives to have full access to Sellers’ properties during regular business hours, will make its employees and authorized representatives available to confer with Buyer and its authorized representatives, will make available to Buyer and its authorized representatives all books, papers, and records relating to the Assets and Assumed Liabilities, Sellers’ business, or the obligations and liabilities of Sellers relating thereto which may be reasonably requested by Buyer, including, but not limited to, all books of account (including the general ledgers), tax records, organizational documents, contracts and agreements, filings with any regulatory authority, any financial operating data, accounting workpapers, attorney audit response letters,  and any other business information relating to Sellers’ business activities or prospects as Buyer may from time to time request.  No such investigation by Buyer will affect the representations, statements and warranties of Sellers and each such representation, statement, and warranty will survive any such investigation.

8.2.           Conduct of Business.  From the Effective Date until the Closing Date:

A.           Sellers will conduct Sellers’ Business and will engage in transactions only in the usual and ordinary course of business and in a commercially reasonable manner and will do so diligently and in substantially the same manner as it has previously.  Sellers will use all commercially reasonable efforts to preserve their business organizations intact and to preserve all present relationships of Sellers with, and the goodwill of, suppliers, customers, and others having a business relationship with Sellers.  Sellers further agree to protect the Assets and to maintain the Leasehold Interests, Inventory, Material Customers, and Personal Property in good operating condition and repair, ordinary wear and tear excepted, and will, at its expense, repair, replace, or restore, as applicable, any item of Leasehold Interests, Inventory, or Personal Property which ceases to be in such condition.  Sellers will take all steps reasonably necessary to preserve all Contractual Rights and rights in all tangible property, Intellectual Property and Intangible Property of Sellers.  Sellers further agree to maintain their business premises at each of the offices, including fixtures and heating, ventilation, cooling, plumbing, and electrical systems in good operating condition and repair and to maintain and leave such business premises in a clean and orderly condition;

Asset Purchase Agreement

B.           Sellers will not, except in the usual and ordinary course of business or as otherwise consented to or approved by Buyer in writing, or as permitted or required by this Agreement: (a) institute any method of manufacture, purchase, sale, lease, management, accounting, or operation that will vary from those methods used by Sellers as of the Effective Date; (b) cancel any existing policy of insurance; (c) enter into any new contract, commitment, or other transaction not in the usual and ordinary course of business at each of Sellers’ offices and, if in the usual and ordinary course of business, not in an amount exceeding $5,000 per transaction, or $10,000 in the aggregate; (e) offer for sale, sell, dispose of, or encumber any of the Assets; (f) incur any new indebtedness or other liabilities as regards the Assets other than in the usual and ordinary course of business, and, if in the usual and ordinary course of business, not in an amount exceeding $5,000 per transaction, or $10,000 in the aggregate; (g) waive or compromise any right, claim or account or cancel, without full payment, any note, loan, or other obligation owing to Sellers through or related to the Assets; (h) modify, amend, cancel, renew, or terminate any contract currently in place in Sellers’ Business; (i) take any action or fail to take any action which would cause any of Sellers’ representations and warranties or in the Joinder Agreement (Exhibit G), herein to be untrue or inaccurate as of the Closing Date; (j) grant any lien in any of the Assets; (k) except as required by applicable tax law, make or change any material election in respect of taxes, adopt or change in any material respect any accounting method in respect of taxes, file any material tax return or any amendment to a material tax return, enter into any closing agreement, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes; (l) lay off, hire, promote any employees, independent contractors or consultants of Sellers; (m) enter into, modify, terminate any employment or severance agreements with respect to any employee or consultant of Sellers; or (n) enter into any agreement obligating Sellers to do any of the foregoing prohibited acts.

C.	Sellers will maintain their corporate existence and powers and will not dissolve or liquidate;

D.           Sellers will not do any act or omit to do any act that will cause a breach or default of any contract, obligation, lease, license, or other agreement to which Sellers are a party and which affects the Assets or the Assumed Liabilities, Sellers’ title thereto or interest therein, or the operation and conduct of Sellers’s Business; and

E.           Sellers shall obtain prior to the Closing Date all consents, authorizations, waivers, approvals of, or exemptions by, any Person, including, without limitation, any governmental body or agency or instrumentality thereof, required to be obtained in connection with the transactions contemplated by this Agreement.

8.3.           Consents.  Sellers will obtain any and all necessary consents, waivers, permits, approvals, and authorizations of, and to complete any and all filings or registrations with, all federal, state, and local governmental bodies which are necessary to consummate the transactions contemplated by this Agreement or to permit Buyer to continue Sellers’ business after the Closing Date.  Sellers will obtain any and all consents, waivers, approvals, or authorizations of all other persons or entities as may be required for the sale, assignment, and transfer to Buyer of the Assets and the Assumed Liabilities.

Asset Purchase Agreement

8.4.           Cooperation.  Sellers agree to take or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable to consummate the transactions contemplated by this Agreement and to perform Seller’ obligations hereunder.  Sellers agree to provide Buyer with full and complete cooperation in the event Buyer becomes involved in any administrative or legal proceedings in any way related to, of, or by the Assets or any obligations of Sellers either before or after the Closing.

8.5.           Disclosure of Changes.  Sellers will promptly and, in any event, in less than three calendar days notify Buyer in writing of the following:  (a) the commencement or threat of any threatened lawsuit or claim against Sellers or affecting the Assets or Assumed Liabilities, the operation and conduct of Sellers’ Business or their prospects, or challenging the validity or propriety of or seeking to enjoin or to set aside the transactions contemplated by this Agreement; (b) any adverse change in the financial condition of Sellers or Sellers’ Business or businesses; and (c) any change in any representations or warranties of Sellers set forth in this Agreement or in any exhibit, schedule, certificate, or other documents delivered to Buyer by Sellers pursuant to this Agreement.

8.6.           Exclusivity; Acquisition Proposals.  Sellers will not (and will use its best efforts to ensure that none of its officers, directors, shareholders, agents, representatives, or affiliates) take or cause or permit any person to take, directly or indirectly, any of the following actions with any party other than Buyer:  (a) solicit, encourage, initiate, or participate in any negotiations, inquiries, or discussions with respect to any offer or proposal to acquire all or any significant part of its ownership, business, assets, or the Assets, whether by merger, consolidation, other business combination, purchase of assets, tender, or exchange offer or otherwise (each of the foregoing, an “Acquisition Transaction”); (b) disclose, in connection with an Acquisition Transaction, any information not customarily disclosed to any person other than Buyer or its representatives concerning Sellers’ Business or properties or afford to any person or entity other than Buyer or its representatives access to its properties, books, or records, except in the ordinary course of business and as required by law or pursuant to a request for information by a Governmental Entity; (c) enter into or execute any agreement relating to an Acquisition Transaction; or (d) make or authorize any public statement, recommendation, or solicitation in support of any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction.  In the event that Sellers are contacted by any third party expressing an interest in discussing an Acquisition Transaction, Sellers will promptly notify Buyer of such contact.

8.7.           Noncompetition Agreements.  At or prior to the Closing, Sudie Hancock, Beth Anderson and Howard Edward Gough will each have executed a Noncompetition Agreement (collectively, the “Noncompetition Agreement”), substantially in the form attached as Exhibit B.

Asset Purchase Agreement

8.8.           Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

9.           Obligations at Closing.

9.1.           Sellers’ Obligations at Closing.  At the Closing, Sellers will deliver or cause to be delivered to Buyer the following:

A.           All instruments of transfer, properly executed by Sellers and acknowledged, including, but not limited to, a bill of sale, deeds, and assignments, transferring and assigning to Buyer all of Sellers’ rights, title, and interest in and to the Assets and Assumed Liabilities, including, but not necessarily limited to, the following:

(1)           Bill of Sale in a form substantially identical to Exhibit A attached to this Agreement;

(2)           Assignment and Assumption of Leases for each of the offices of Sellers in a form substantially identical to Exhibit E attached to this Agreement;

(3)	Assignment and Assumption Agreement in a form substantially identical to Exhibit H attached to this Agreement;

B.	All instruments evidencing any and all consents, waivers, permits, approvals, authorizations, filings, or registrations as provided for in this Agreement;

C.	The Noncompetition Agreement in a form substantially identical to Exhibit B attached to this Agreement, each separately signed by Sudie Hancock, Beth Anderson and Howard Edward Gough;

D.	The Noncompetition Agreement in a form substantially identical to Exhibit C attached to this Agreement duly executed by and on behalf of each of the Sellers;

E.	Original opinion letter from Sellers’ legal counsel in a form substantially similar to Exhibit D;

F.	Duly executed title documents transferring title of the vehicles listed in Schedule 1.5 from Buyers to Seller;

G.
All keys, items or information that provide access the property, offices or any personal property of or related to the Assets, including security cards, security codes, passwords or any other item or information necessary or required to access, operate or possess any of the Assets or the offices of Sellers;

Asset Purchase Agreement

H.
At the time of closing, Sellers agree to transfer to Buyer all of Seller’ right, title and interest in and to the telephone lines, cell phone numbers, facsimile lines, listings and numbers presently assigned to the Assets which are the subject of this sale, including specifically, but not limited to, the telephone numbers (405) 605-8222 and (501) 246-4621 and facsimile numbers (405) 605-8228 and (501) 379-8326.  Sellers agree to execute any necessary documents and to cooperate fully with Buyer in accomplishing the transfer of the aforesaid telephone numbers to Buyer; and

I.           All material agreements and covenants required by this Agreement to be performed or complied with by the Sellers on or prior to the Closing Date.

9.2.           Buyer’s Obligation at Closing.  On the Closing Date, Buyer will deliver or cause to be delivered to Sellers the following:

A.          The part of the Purchase Price as set forth in Section 3, which is then deliverable to Sellers;

B.           Executed resolutions of Buyer’s Board of Directors authorizing the execution and performance of this Agreement and all actions taken by Buyer in furtherance of this Agreement; and

10.           Obligations After Closing.

10.1.           Seller’s Indemnification.

A.           Sellers agree to indemnify and hold Buyer and its officers, directors, employees, members, managers, and successors (collectively, the “Buyer Indemnified Parties”) harmless for, from, and against any and all  damages,  of any kind, including, without limitation, costs of investigation, interest, penalties, reasonable attorneys’ fees, and any and all costs, expenses, and fees incident to any suit, action, or proceeding, incurred or sustained by Buyer Indemnified Parties, which arise out of, result from, or are related to:  (a) any inaccuracy in or omission or Sellers’ breach or non-fulfillment of any representation, warranty, condition, agreement, or covenant contained in this Agreement or in any exhibits to this Agreement; or (b) any and all liabilities or obligations relating to the operation of Sellers’ Business on or prior to the Closing Date, including, without limitation, all tax liabilities, liabilities for breach of contract, liabilities arising in tort, liabilities for materials sold or services rendered, payroll liabilities and liabilities to any creditors, or third parties, except to the extent such liabilities or obligations have been expressly assumed by Buyer in writing pursuant to this Agreement.

C.
Buyer agrees that, upon its receipt of a third-party claim in respect of which indemnity may be sought under this Section 10.1, Buyer will give written notice within ten (10) days of such claim (the “Buyer’s Notice of Claim”) to Sellers.  Sellers will be entitled, at their own expense, to participate in the defense of any such claim or action against Buyer.  Sellers will have the right to assume the entire defense of such claim, provided that:  (a) Sellers give written notice of their desire to defend such claim (the “Buyer’s Notice of Defense”) to Buyer within 15 days after Sellers’ receipt (either individually or collectively) of the Buyer’s Notice of Claim; (b) Sellers’ defense of such claim will be without cost of Buyer or prejudice to Buyer’s rights under this Section 10.1; (c) counsel chosen by Sellers to defend such claim will be reasonably acceptable to Buyer; (d) Seller will bear all costs and expenses in connection with the defense of such claim; (e) Buyer will have the right, at Buyer’s expense, to have Buyer’s counsel participate in the defense of such claim; and (f) Buyer will have the right to receive periodic reports from Sellers and Sellers’ counsel with respect to the status and details of the defense of such claim and will have the right to make direct inquiries to Buyer’s counsel in this regard.

Asset Purchase Agreement

D.	This Section 10.1. shall survive any termination of this Agreement.

10.2.           Buyer’s Indemnification.

A.           Buyer agrees to indemnify and hold Sellers and their officers, directors, employees, members, managers, and successors (collectively, the “Seller Indemnified Parties”) harmless for, from, and against any and all  damages,  of any kind, including, without limitation, costs of investigation, interest, penalties, reasonable attorneys’ fees, and any and all costs, expenses, and fees incident to any suit, action, or proceeding, incurred or sustained by Seller Indemnified Parties, which arise out of, result from, or are related to:  (a) any inaccuracy in or omission or Buyer’s breach or non-fulfillment of any representation, warranty, condition, agreement, or covenant contained in this Agreement; or (b) any and all liabilities or obligations relating to the operation of Buyer’s business after the Closing Date, including, without limitation, all tax liabilities, liabilities for breach of contract, liabilities arising in tort, liabilities for materials sold or services rendered, payroll liabilities and liabilities to any creditors, or third parties, except to the extent such liabilities or obligations have been expressly excluded by Buyer in writing pursuant to this Agreement.

C.
Sellers agree that, upon the receipt of a third-party claim in respect of which indemnity may be sought under this Section 10.2 Sellers will give written notice within ten (10) days of such claim (the “Sellers’ Notice of Claim”) to Buyer.  Sellers will be entitled, at their own expense, to participate in the defense of any such claim or action against Buyer.  Buyer will have the right to assume the entire defense of such claim, provided that:  (a) Buyer gives written notice of its desire to defend such claim (the “Sellers’ Notice of Defense”) to Sellers within 15 days after Sellers’ receipt (either individually or collectively) of the Notice of Claim; (b) Buyer’s defense of such claim will be without cost of Sellers or prejudice to Sellers’ rights under this Section 10.2; (c) counsel chosen by Buyer to defend such claim will be reasonably acceptable to Sellers; (d) Buyer will bear all costs and expenses in connection with the defense of such claim; (e) Sellers will have the right, at Sellers’ expense, to have Sellers’ counsel participate in the defense of such claim; and (f) Sellers will have the right to receive periodic reports from Buyer and Buyer’s counsel with respect to the status and details of the defense of such claim and will have the right to make direct inquiries to Seller’s counsel in this regard.

Asset Purchase Agreement

D.	This Section 10.2. shall survive any termination of this Agreement.

10.2.           Utilities.  Buyer and Sellers will cooperate to take all steps necessary to transfer all utilities and services related to the operation and conduct of Sellers’ business, including, without limitation, electric service, gas service, telephone service, sewage, water, and trash removal, into Buyer’s name effective as of the Closing Date; provided, however, that Buyer will pay for any new deposits or connection fees required.

10.3.           Transition.  Sellers will maintain the goodwill of Sellers’ suppliers, customers, and business, and will otherwise cooperate with Buyer to effectuate a smooth and orderly transition in the operation and conduct of Sellers’ Business following the Closing Date.

11.           Remedies.

11.1.           Remedies Prior to or on Closing.

A.
In the event of any breach or default of any representation, warranty, covenant, agreement, condition, or other obligation of Sellers under this Agreement, or in the event Buyer determines in its sole discretion that the results if Buyer’s due diligence investigation demonstrate the contemplated transaction to purchase the Assets is not what was represented previously, Buyer may, at its option, and without prejudice to any rights or remedies Buyer may have at law or in equity for any such breach or default terminate this Agreement by delivering written notice of termination to Sellers on or before the Closing Date.  The notice will specify the breach, default or reason on which the notice is based.  Notwithstanding the foregoing, the parties acknowledge that the Assets are unique and that, in the event of a breach or default by Sellers under this Agreement, it would be extremely impracticable to measure monetary damages and such damages would be an inadequate remedy for Buyer.  Therefore, in the event of any such breach or default, Buyer may, at its option, sue for specific performance in addition to any other available right or remedies.

B.
In the event of any breach or default of any representation, warranty, covenant, agreement, condition, or other obligation of Buyer under this Agreement, Sellers may, at their option, and without prejudice to any rights or remedies Sellers may have at law or in equity for any such breach or default terminate this Agreement by delivering written notice of termination to Buyer on or before the Closing Date.  The notice will specify the breach, default or reason on which the notice is based.  Notwithstanding the foregoing, the parties acknowledge that the Assets are unique and that, in the event of a breach or default by Buyer under this Agreement, it would be extremely impracticable to measure monetary damages and such damages would be an inadequate remedy for Sellers.  Therefore, in the event of any such breach or default, Sellers may, at their option, sue for specific performance in addition to any other available right or remedies.

C.           In the event of termination of this Agreement by either Buyer or Seller as provided in this Section 11.1, this Agreement will become null and void.

Asset Purchase Agreement

11.2.           Remedies Subsequent to Closing.  In the event of any breach or default of any representation, warranty, covenant, agreement, condition, or other obligation by either party to this Agreement, the non-defaulting party may pursue whatever rights and remedies are available to such party at law or in equity, including, without limitation, the rights and remedies provided in this Agreement.

12.           General Provisions.

12.1.           Publicity.  All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement will be jointly planned and coordinated by and between Buyer and Sellers.  Neither Buyer nor Sellers will act unilaterally in this regard without the prior written approval of the other party, unless such unilateral act by Buyer will prevent either party from violating any state or federal securities laws or regulations.

12.2.           Expenses.  Except as otherwise specifically provided in this Agreement, each party will be responsible for its own fees, costs, and other expenses incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated hereunder, including the fees and expenses of its counsel and other advisors.

12.3.           Survival of Representations, Warranties, and Covenants.  The respective representations, warranties, and covenants of Buyer and Sellers made in this Agreement or in any certificate or other document delivered pursuant to this Agreement, including, without limitation, the obligations of indemnity hereunder, will survive the Closing Date, and the consummation of the transactions contemplated hereby, until the applicable statute of limitations has run, notwithstanding any examination made by or for the party to whom such representations, warranties, or covenants were made, the knowledge of any officers, directors, shareholders, employees, or agents of the party, or the acceptance of any certificate or opinion.

12.4.           Notices.  All notices, requests, demands, and other communications required under this Agreement will be in writing and will be deemed duly given and received:  (a) when delivered in person; (b) upon confirmation of receipt when transmitted by electronic mail (but, in the case of electronic mail, only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day); (c) upon receipt after dispatch by registered or certified mail, postage prepaid; or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

If to Sellers:  Hanwood Arkansas, LLC
       Hanwood Oklahoma, LLC
       Attn: Beth Anderson
       PO Box 903
       West Columbia, TX 77486

      And with a copy to:             S. Graham Catlett
      Catlett Law Firm, PLC
      323 Center Street, Suite 1800
      Little Rock, AR 72201

Asset Purchase Agreement

If to Buyer:   Command Center, Inc.
                                                       Attn:  Bubba Sandford
                                                       3609 S. Wadsworth Blvd., Suite 250
                                                       Lakewood, Colorado  80235

With copy to:     Ronald L. Junck
                              Command Center, Inc.
                              3609 S. Wadsworth Blvd., Suite 250
                              Lakewood, Colorado  80235

Any party may change its above-designated address by giving the other party written notice of such change in the manner set forth herein.

12.5.           Headings.  Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend, or describe the scope of this Agreement or of any provision hereof.

12.6.           Entire Agreement; Modification.  This Agreement constitutes the entire agreement among the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties with respect to the subject matter hereof.  No supplement, modification, or amendment of this Agreement will be binding and enforceable unless executed in writing by the parties hereto.  Nothing in this Agreement, express or implied, shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

12.7.           Waiver.  No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision hereof (whether or not similar) nor will such waiver constitute a continuing waiver, and no waiver will be binding unless executed in writing by the party making the waiver.

12.8.           Exhibits, Schedules, and Recitals.  The Exhibits and Schedules attached to this Agreement and the Recitals set forth above are hereby incorporated into and made a part of this Agreement.

12.9.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

12.10.         Governing Law; Jurisdiction; Dispute Resolution.  Except as expressly provided herein, this Agreement will be construed in accordance with, and governed by, the laws of the State of Arkansas, without regard to the application of conflicts of law principles.  Except in respect of an action commenced by a third party in another jurisdiction, the parties agree that any legal suit, action, or proceeding arising out of or relating to this Agreement must be instituted in a state or federal court in Pulaski County, State of Arkansas, and they hereby irrevocably submit to the jurisdiction of any such court.

Asset Purchase Agreement

12.10.1 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.  THIS WAIVER SHALL SURVIVE TERMINATION OF THE AGREEMENT.

12.11.        Attorneys’ Fees.  In the event an action or suit is brought by any party hereto to enforce the terms of this Agreement, the prevailing party will be entitled to the payment of its reasonable attorneys’ fees and costs, incurred in connection with such action, including any appeal of such action.

12.12.        Parties in Interest.  Except as expressly provided below, nothing in this Agreement is intended to confer upon any person other than the parties to this Agreement, their respective heirs, representatives, successors, and permitted assigns, any rights or remedies under or by reason of this Agreement, nor is anything in this Agreement intended to relieve or discharge the liability of any party to this Agreement, nor will any provision of this Agreement give any entity any right of subrogation against or action over or against any party; provided, however, that Buyer and Sellers expressly agree and acknowledge that Buyer Indemnified Parties are intended to be express third party beneficiaries of the indemnification provisions in Section 10 of this Agreement.

12.13.        Successors in Interest.  Except as otherwise provided herein, all provisions of this Agreement will be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, executors, administrators, personal representatives, successors, and assigns of any of the parties to this Agreement.

12.14.        Severability.  The invalidity or unenforceability of any particular provision, or any part thereof, of this Agreement will not affect the other provisions hereof and this Agreement will be continued in all respects as if such invalid or unenforceable provision were omitted. Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

12.15.          Further Documentation.  Each party will execute and deliver such further instruments and documents and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

12.16.          Interpretation.  Sellers and Buyer have all participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  The parties hereto agree that each party and its counsel have reviewed this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not apply to the interpretation of this Agreement.

Asset Purchase Agreement

12.17.          Counsel.  Both Buyer and Sellers have been represented by legal counsel in connection with the transactions contemplated in this Agreement and legal counsel for both parties have participated in drafting this Agreement.

12.18.          Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such assignment shall be null and void.  No assignment by any party shall relieve such party of any of its obligations hereunder.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

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[SIGNATURES ON FOLLOWING PAGE]

Asset Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on June 1, 2016.

HANWOOD ARKANSAS, LLC

       /s/ Sudie Hancock
Sudie Hancock, Manager

      /s/ Sudie Hancock
Sudie Hancock, Trustee, Sudie Hancock Revocable
     Trust UTD 10/26/15

     /s/  Howard Edward Gough
Howard Edward Gough, as Manager of Devil Dog
     Management, LLC, Member

   /s/ Sudie Hancock
Sudie Hancock, President and Chief Executive
     Officer, Ouachita Staff Management, Inc., Member

HANWOOD OKLAHOMA, LLC

    /s/ Sudie Hancock
Sudie Hancock, Manager

   /s/ Sudie Hancock
Sudie Hancock, President and Chief Executive
     Officer, Ouachita Staff Management, Inc., Member

COMMAND CENTER, INC.
By its Chief Executive Officer

    /s/ Bubba Sandford
Bubba Sandford

Asset Purchase Agreement

Schedule 1.1

Leasehold Interests

Premises located at:

5701 S. Western Ave
Oklahoma City, OK 73109

601 West 4th Street
North Little Rock, AR 72214

Asset Purchase Agreement

Schedule 1.5

Vehicles

2013 Chevrolet Express G3500	VIN: 1GAZG1FG7D1101462
2014 RAM Truck 1500 LARAM	VIN: 1C6RR7NT8ES124836
2015 RAM Truck 1500 LARAM	VIN: 1C6RR7NT1FS504103
2014 Ford Van E350	VIN: 1FBSS3BL0DDA52405

Asset Purchase Agreement

Schedule 2.1

Excluded Assets

All cash on-hand, bank accounts, and utility deposits.

Workers’ Compensation pre-payments and refunds arising for periods prior to Closing.

Refunds of all other insurance premiums.

Specific accounts receivable owed to the Hanwood Entities as follows:

Big City Steel for invoices as of and prior to November 6, 2015, but not to exceed$127,989;

Arbest for invoices as of and prior to April 4, 2014, but not to exceed $2,439.71.

Asset Purchase Agreement

Schedule 2.2

Assumed Liabilities

1.           Leasehold interests and obligations regarding the premises located at:

5701 S. Western Ave
Oklahoma City, OK 73109

601 West 4th Street
North Little Rock, AR 72214

2.           Amounts owed by Sellers to any lenders regarding the vehicles listed in Schedule 1.5., butnot to exceed amounts for each vehicle as follows:

2013 Chevrolet Express G3500	VIN: 1GAZG1FG7D1101462	$12,900.00
2014 RAM Truck 1500 LARAM	VIN: 1C6RR7NT8ES124836	$24,400.00
2015 RAM Truck 1500 LARAM	VIN: 1C6RR7NT1FS504103	$37,300.00
2014 Ford Van E350	VIN: 1FBSS3BL0DDA52405	$16,900.00

With the consent of Buyer, Seller may delay the delivery of duly executed motor vehicle titles transferring title to the vehicles listed above to Buyer until five days following the Closing.  Buyer’s assumption of the loans on the vehicles shall not become effective until the day on which it receives the duly executed motor vehicle titles, free and clear of all liens and encumbrances except for the assumed loans.

3.           In return for Buyer receiving all rights in and to Sellers’ accounts receivable as of theClosing Date, Buyer will assume the financial obligations and liabilities associated withSellers’ factoring agreements with Wells Fargo, except that Sellers shall be responsiblefor payment of any early termination fees required of the Wells Fargo factoring agreements.

4.           Buyer will not assume any liabilities except those set forth in this Schedule 2.2.  Buyer will not assume any liability not specifically assumed regarding any outstanding debt owed by the Hanwood Entities at the time of Closing, including Arvest Bank.  The Hanwood Entities and their shareholders will defend and indemnify Buyer from and against any claims brought by or on behalf of any current creditor of the Hanwood Entities related in any way to the transactions contemplated by this Agreement, including but not limited to any such claims by Arvest Bank. Upon request of Seller, from Seller’s funds comprising the purchase price, at the Closing Buyer will pay directly to Arvest Bank the amount specified by Buyer as the Arvest Bank payoff amount.

Asset Purchase Agreement

Schedule 3.3

Allocation

Information will be determined and supplied by the parties, but will be substantially that as set forth in Section 3 of the Agreement.

Asset Purchase Agreement

Schedule 4.2

Seller’s Response to Due Diligence Questionnaire

(Attached to be provided in final executed form at Closing)

Asset Purchase Agreement

EXHIBIT A

Form of Bill of Sale

BILL OF SALE

1. Sale and Transfer of Assets and Agreements.  For good and valuable consideration, the receipt, adequacy, and legal sufficiency of which are hereby acknowledged, and as contemplated by Section 1. of that certain Asset Purchase Agreement, dated and effective as of June 1, 2016 (the “Purchase Agreement”), to which Hanwood Arkansas, LLC, an Arkansas limited liability company, and Hanwood Oklahoma, LLC, an Oklahoma limited liability company (collectively Hanwood Arkansas, LLC, and Hanwood Oklahoma, LLC, shall be referenced as the “Hanwood Entities” or “Sellers”), and Command Center, Inc., a Washington corporation (“Command Center” or “Buyer”), are parties, Sellers hereby sell, transfer, assign, convey, grant, and deliver to Buyer, effective as of the Effective Time (as defined herein), all of Sellers’ right, title, and interest in and to all of the assets and agreements described on Schedule A hereto (collectively, the “Assets”).  Sellers represent and warrant they are the owners of all of the Assets, that they have the requisite legal power and authority to transfer good and complete title to all of the Assets and that all of the Assets are free and clear of all liens, encumbrances, security interests, charges and restrictions of every kind and description.

2. Effective Time.  For all purposes under this Bill of Sale, the term “Effective Time” shall mean the Closing Date of the Purchase Agreement, as such is defined in the Purchase Agreement.

3. Further Actions.  Sellers covenant and agree to warrant and defend the sale, transfer, assignment, conveyance, grant, and delivery of the Assets hereby made against all persons or parties whomsoever, to take all steps reasonably necessary to establish the record of Buyer’s title to the Assets and, at the request of Buyer, to execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably request to more effectively transfer and assign to and vest in Buyer each and all of the Assets, all at the sole cost and expense of Buyer.

4. Terms of the Purchase Agreement.  The terms of the Purchase Agreement, including, but not limited to, Sellers’ representations, warranties, covenants, agreements, and indemnities relating to the Assets, are incorporated into this Bill of Sale by this reference.  Sellers acknowledge and agree that the representations, warranties, and covenants made by Sellers in the Purchase Agreement shall remain in full force and effect to the full extent provided therein.  In the event of any conflict or inconsistency between the terms and conditions of the Purchase Agreement and the terms and conditions of this Bill of Sale, the terms and conditions of the Purchase Agreement shall control.

5. Miscellaneous.

(a) Headings.  The section headings used herein are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Bill of Sale.

Asset Purchase Agreement

(b) Governing law.  This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Arkansas.

(c) Counterparts.  This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(d)         Defense of Title.  Sellers do for themselves, individually, their Managers, Members, shareholders, agents, affiliates, subsidiaries, administrators and assigns, covenant and agree with  Buyer to warrant and defend title to the assets hereby sold unto Buyer, its executors, affiliates, subsidiaries, administrators, officers, directors, and assigns against all and every person and persons whomsoever.

IN WITNESS WHEREOF, Sellers have executed this Bill of Sale as of May ____, 2016.

HANWOOD ARKANSAS, LLC

_________________________________
Sudie Hancock, Manager

_________________________________
Sudie Hancock, Trustee, Sudie Hancock Revocable
     Trust UTD 10/26/15

_________________________________
Howard Edward Gough, as Manager of Devil Dog
     Management, LLC, Member

__________________________________
Sudie Hancock, President and Chief Executive
     Officer, Ouachita Staff Management, Inc., Member

HANWOOD OKLAHOMA, LLC

__________________________________
Sudie Hancock, Manager

__________________________________
Sudie Hancock, President and Chief Executive
     Officer, Ouachita Staff Management, Inc., Member

COMMAND CENTER, INC.
By its President and Chief Executive Officer

___________________________________
Bubba Sandford

Asset Purchase Agreement

SCHEDULE A

Description of Assets

1.           Leasehold Interests in Real Property.  All leasehold interests held by Sellers in all land, buildings, structures, fixtures, and other improvements located on or attached to such Leasehold Interests and all easements and other rights or interests appurtenant to or owned or used by Seller in connection therewith;

2.           Inventory.  All raw materials, work in process, and finished goods produced or used in Sellers’ Business (“Inventory”);

3.           Personal Property.  All equipment, tools, machinery, furniture, motor vehicles, supplies, materials, and other tangible personal property used in any manner in connection with Sellers’ business, whether owned or leased (“Personal Property”);

4.           Contractual Rights.  Any and all rights in any manner related to the ownership, possession, lease, or use of the Assets or to the ownership, operation, or conduct of Sellers’ Business, rights in or claims under leases, permits, licenses, franchises, purchase and sales orders, covenants not to compete, and all other contracts of any nature whatsoever (“Contractual Rights”);

5.           Vehicles.  Sellers’ interest in all vehicles owned or leased by Sellers as set forth in Schedule 1.5 of the Purchase Agreement;

6.           Books and Records.  All of Sellers’ books, records, and other documents and information relating to the Assets and Sellers’ Business, including, without limitation, all customer and supplier lists, sales literature, inventory records, purchase orders and invoices, sales orders and sales order log books, commission records, correspondence, product data, price lists, quotes and bids, catalogues and brochures of every kind and nature;

7.           Intellectual Property.  All of the following in any manner related to the ownership, possession, or use of the Assets or to the ownership, operation, or conduct of Seller’ business (“Intellectual Property”), including, without limitation, the Intellectual Property described below:

A.
All trade names, trademarks, service marks, and trade dress, including all registrations, renewals, extensions and applications, including, without limitation, all rights to the names “Hancock Staffing”, “Hanwood Staffing”, “Woods Labor & Staffing”  (and any reasonably similar derivations thereof and any related trademarks and services marks), any telephone, telecopy numbers, all universal resource locators (“URL’s”) domain names (including, if any, the domain names for “Hancock Staffing”, “Woods Labor & Staffing” and copyright for associated websites), website, social networking and internet addresses, domain names (including “hancockstaffing.com”, “hanwoodinc.com”, and “woodsstaffing.com”), electronic mail addresses (including “@hancockstaffing.com”, “@hanwoodinc.com”, and “@woodsstaffing.com”), company and any trade names related thereto or to the Sellers’ Business.  (collectively the “Trademarks”), this shall include all legal rights and interest currently owned and possessed by individual shareholders or owners of either of Sellers to any such names and information contemplated within this paragraph 1.7;

Asset Purchase Agreement

B.
All patents and patent applications, including all inventions contained therein, any reissue, continuation, partial continuation, division, extension, or reexamination thereof (collectively, the “Patents”);

C.	All copyrights and mask works, registered or unregistered, statutory or common law, including all applications for registration therefor (collectively, the “Copyrights”);

D.
All trade secrets, know-how, inventions, models, confidential business information, product designs, processes, drawings, formulae, customer lists, supplier and distribution lists, price lists, customer files, computer programs, technical and engineering data, trade information, catalogs, marketing materials, and software (collectively, the “Other Proprietary Rights”); and

E.           All licenses or similar agreements to which Sellers are a party, either as licensee or licensor, relating to Trademarks, Patents, Copyrights, or Other Proprietary Rights (collectively, the “Licenses”);

8.           Goodwill.  Goodwill, all related tangible and intangible, which relate to the operation of Sellers’ Business and all rights to continue to use the Assets in the conduct of a going business at the offices of Sellers;

9.           Receivables.  All billing, accounts or notes receivable owing to Seller at the time of Closing, including, without limitation, all customer accounts receivable (collectively, the “Receivables”);

10.           Intangible Property.  All intangible property, other than previously described, of Seller in any manner related to the ownership, operation, or conduct of Sellers’ business (“Intangible Property”); and

11.           Miscellaneous Assets.  Any and all other assets, properties, rights, or other interests of Sellers, tangible or intangible, used in connection with Sellers’ Business or the Assets including, without limitation, all of Sellers’ interest in any applicable covenants not to compete.

12.           List.  The assets contemplated herein shall include, but not be limited to, the items set forth as follows for each of the respective offices:

Hanwood of Arkansas, LLC

1.             Vehicles
Truck (1) 2015 RAM Truck 1500 LARAM, VIN: 1C6RR7NT1FS504103
Van (1) 2014 Ford Van E350, VIN: 1FBSS3BL0DDA52405

Asset Purchase Agreement

2.             All Customer List(s)

3.             Accounts Receivable as of Closing.

4.             Domain Names
www.hancockstaffing.com
www.hanwoodinc.com
www.woodsstaffing.com
This will include any and all website content associated with the use of these domainnames.

5.             Business Names
Hancock Staffing
Hanwood Staffing
Hancock Staffing of Arkansas
Hancock Staffing AR
Woods Labor & Staffing

6.             Tradenames
Hancock Staffing
Hanwood Staffing
Hancock Staffing of Arkansas
Hancock Staffing AR
Woods Labor & Staffing

7.             Software Licenses
All software licenses owned by or otherwise used in the course of business for HanwoodArkansas, LLC, including but not limited to all Microsoft licenses (Windows, Exchange,etc.).

8.             All Business Forms owned by or otherwise used in the course of business for HanwoodArkansas, LLC.

9.             Phone/Fax Numbers
501-246-4621 Phone
501-379-8326 Fax
All cell phone numbers currently owned by or in the course of business for HanwoodArkansas, LLC.

10.           IT Equipment

ACER DESKTOP	1
ACER MONITOR	1
ASUS LAPTOP	1
BROTHER PRINTER	1

Asset Purchase Agreement

Dell E173 FP MONITOR	1
DELL MONITOR	1
HP PRINTER SMALL	1
HP DESKTOP	1
HP DESKTOP	1
HP ENVY LAPTOP	1
HP M401	1
HP MONITOR	1
HP PC PRO Desk	1
IPHONE	1
IPHONE	1
IPHONE SC	1
IPHONE Ss	1
IPHONE 6	1
P-Touch	1
LENOVO	1
LENOVO LAPTOP	1
NEAT SCANNER ND	1
VIEW SONIC COMPUTER MONITOR	1
VIEW SONIC COMPUTER MONITOR	1

11.           Branch Office Furniture
Office Chairs
Desks
Fixtures
TVs
Tables
Couches

12.           Branch Supplies

Shirts
Banquet Vest Marriott
Banquet Vest Black	30
Ties	30
Turquoise shirts	8
Blue t shirts	57
Green t shirts	4 2
Socks	6
White t-shirts	7
Clothes hamper	1

All supplies of any kind located in the branch.

Asset Purchase Agreement

13.           Branch Equipment

GPX DVD	1
PHILIPS 40' TV	1
Rolling Chairs	9
Large Industrial Fans	2
Large round folding table	1
Stationary chairs cloth	2
Stationary chairs metal
Side arm chair	1
Rectangle folding tables	2
Large round trash can	1
Desk size trash cans	6
Washer and dryer unit	1
Credenza	2
Microwave	1
Refrigerator	1
Horizontal file cabintes	2
Standard file cabinet	1
Small round conference table	1
Wooden work station	1
Desks	2
Metal shelf	1
Vacuums	4
Asst tools	1
Shop vac	1
Large round coolers	1
Small file cabinet	1
Tray stands	2
Asst silverware	1
Asst dishware	1
Tray	1
Covered plates	9
Small coffee pot	1
Large coffee pot	1
Step ladder 8 Ft.	1
First aid kit	1

All equipment of any kind located in the branch.

Asset Purchase Agreement

14.           PPE

Hard Hats
Safety Vest
Safety Belt	5
Safety gloves	4 3
Goggles	2
Glasses Tinted	26
Glasses clear	23
Boots	7

All PPE of any kind located in the branch.

15.           Employee and Customer Data/Information
All employee information for full time employees.
All employee information for temporary workers.
All current and historical information regarding all customers.

Hanwood Oklahoma, LLC

1.             Vehicles
Truck (1) 2014 RAM Truck 1500 LARAM, VIN: 1C6RR7NT8ES124836
Van (1) 2013 Chevrolet Express G3500, VIN: 1GAZG1FG7D1101462

2.             All Customer List(s)

3.             Accounts Receivable as of the Closing.

4.             Domain Names
www.hancockstaffing.com
www.hanwoodinc.com
www.woodsstaffing.com
This will include any and all website content associated with the use of these domainnames.

5.             Business Names
Hancock Staffing
Hanwood Staffing
Hancock Staffing of Oklahoma
Hancock Staffing OK
Woods Labor & Staffing

Asset Purchase Agreement

6.             Tradenames
Hancock Staffing
Hanwood Staffing
Hancock Staffing of Oklahoma
Hancock Staffing OK
Woods Labor & Staffing

7.             Software Licenses
All software licenses owned by or otherwise used in the course of business for HanwoodOklahoma, LLC, including but not limited to the below and all Microsoft Exchangelicenses.

Windows 7	5
Windows 8	1
Windows Xp	1

8.            All Business Forms owned by or otherwise used in the course of business for HanwoodOklahoma, LLC.

10.           Phone/Fax Numbers
405-605-8222 Phone
405-605-8228 Fax
All cell phone numbers currently owned by or in the course of business for HanwoodOklahoma, LLC.

12.           IT Equipment

iPhone 4s	2
iPhone 6	1
Verizon Jetpack	1
Dell Computers, with windows OS, monitor, keyboards and mouse.	6
1 HP Printer	1
1 Sharp Printer	1
1 Source Technology Check Printer	1
1 Brother Check Printer	1
1 Pyramid PA 105 Public Announcement System	1
Router
Switches
8 Computer CPUs	8
1 OKI 320 9 PIN Printer	1
1 Dell Printer	1

Asset Purchase Agreement

13.           Branch Furniture
Office Chairs
Desks
Fixtures
TVs
Tables
Couches

14.           Branch Supplies

T-Shirts-Hancock Green	101
T-Shirts-Hancock Light Blue	68
T-Shirts-Hancock Dark Blue	37
T-Shirts-Ace	76
T-Shirts-Atlas	32
Coffee 48 oz	4
Sugar NJOY 8-pack	1.5
Creamer NJOY 8-pack	3
Cups-Plastic 16 oz. 100 count	1
Trash Bags 33 gallon box	1
Trash Bags 45 gallon box	1
Paper Towels rolls	16
Paper Towels Multi-Fold packs	11
Toilet Paper rolls	26
Dress Shirt - White	246
Dress Shirt - Black	43
Neck Ties - Black	32
Bow Ties - Black	62
Hanger Rack	1
Neck Ties - Red	11
Serving Jackets	29
Pants - Black	14
Vests - Black	13
Apron	2
Shirt - Polo	2
Smock - blue	8
Smock - Green	1
Coat - Long	1

Asset Purchase Agreement

Pants - checker	1
Christmas Decorations boxes	2
Sewer snake	1
Drill	3
Tool Box	1
Tool Belt	5
Hammer	5
Tape Measure	5
Chalked String	5
Mallett	1
Vacuum cleaner	1
Trash Cans	4
Office Supplies

All supplies of any kind located in the branch.

15.           Branch Equipment

BBQ Grill	1
Hand truck	1
Table 6'	1
Table 4'	1
Stool - Wood	1
Trash can 42 gallon	1
Computer CPU	8
OKI 320 9 PIN printer	1
Dell Printer	1
Shovel-spade	3
Shovel-square head	15
Shovel-short square head	1
Brooms	11
Power cords 100'	2
Ladder 6'	1
Ladder 4'	1
mop	4
Dust Pan	1
Garden Hose 50'	1
Garden Hose 100'	1
Water cooler 5 gallon	5
Ice Chest	2
Plastic Tub 20 gallon	1

Asset Purchase Agreement

Storage Container	2
Table 6'	1
Table Round 6'	2
File cabinets 2-drawer	2
Table Round 3'	1
Trash can 42 gallon	1
Chairs-Banquet	7
Chairs-Folding metal	9
Storage Shelves	2
Table 6'	1
Table Round 6'	2
File cabinets 2-drawer	2
Table Round 3'	1
Trash can 42 gallon	1
Chairs-Banquet	7
Chairs-Folding metal	9
Storage Shelves	2
Whirlpool Heavy Duty Extra Large Capacity Washer	1
Whirlpool Heavy Duty Extra Large Capacity Dryer	1
Metal Cabinet 54"	1
Dinner Plates	23
Wine Glasses	20
Salad Plates	10
Gravy Boat	2
Vase	1
Sweetener Holder	2
Salt Shaker	2
Pepper Shaker	2
Fork	29
Spoon	15
Knife	10
Plate Covers	12
Serving Tray	3
Tray Stand	3
Bread Basket	1
Tea Cup	7
Saucer	12
Plastic Water Glass	4
Iron	1

Asset Purchase Agreement

Ironing Board	1
Cabinet 3'	1
Pin Board	1
Electric Fan	1
Marker Board	1
Chairs - Metal Folding	48

All equipment of any kind located in the branch.

16.           PPE

Glasses - Box of 12	9
Foam Ear Plugs - box of 100	1
Gloves - box of 10	1
Safety Vest	100
Hard Hats	50
Boots - Steel toed rubber Calf Height	44
Boots - Steel toed rubber Ankle Height	27

All PPE of any kind located in the branch.

17.           Employee Data
All employee information for full time employees.
All employee information for temporary workers.
All current and historical information regarding all customers.

Asset Purchase Agreement

EXHIBIT B

Form of Individual Noncompetition Agreement

[This Agreement is between Sudie Hancock and Command Center.  An Agreement in substantially similar form shall be entered into by each of Beth Anderson and Howard Edward Gough and Command Center, Inc.]

NONCOMPETITION AGREEMENT

This NONCOMPETITION AGREEMENT (“Agreement”) is entered into as of June ___, 2016, by and among: Sudie Hancock, (“Hancock”) and Command Center, Inc., a Washington corporation (“Command Center”).

RECITALS

A.           Hancock, as founder of Hancock Staffing, is a key person in the business and operations of both Hanwood Arkansas, LLC, a Arkansas limited liability company, and Hanwood Oklahoma, LLC, an Oklahoma limited Liability company (collectively, the “Hanwood Entities”), collectively doing business as Hancock Staffing;

B.           On June 1, 2016, the Hanwood Entities and Command Center executed an Asset Purchase Agreement (“the APA”), in which the Hanwood Entities are the sellers of certain assets of the companies, which include two operational staffing offices.

C.           Command Center requires, as a condition of the closing of the transactions contemplated in the APA, that Hancock sign and deliver this Agreement to Command Center;

D.           The Hanwood Entities’ confidential and proprietary information and client/customer information purchased by Command Center under the APA constitutes a substantial asset of Command Center that the parties mutually wish to protect;

F.           The parties mutually desire to achieve a level of certainty and predictability concerning the post-APA activities that the Hanwood Entities and Hancock may perform; and,

G.           Hancock individually expressly acknowledges and confirms that Command Center has a legitimate and substantial interest in protecting itself from unfair competition from persons related to a company such as the Hanwood Entities, who have sold substantially all of their respective business interests to Command Center and that the compensation to be received by the Hanwood Entities, along with other good and valuable consideration, serves as valuable and adequate consideration for all of the promises and covenants made in this Agreement.

Asset Purchase Agreement

AGREEMENTS

NOW, THEREFORE, in express acknowledgement and recognition of the accuracy and importance of the foregoing recitals, the parties agree as follows:

1.           Effective Date.  This Agreement shall become effective upon the Closing of the APA, as such is defined in the APA.  The date of Closing of the APA shall be the Effective Date of this Agreement.  If the Closing does not occur, this Noncompetition Agreement shall be null and void.

2.           Noncompetition Covenants.

 (a)           For purposes of this Agreement, the term “Time Period” shall mean that period of time beginning on the Effective Date and ending two years following the Effective Date.

 (b)           For purposes of this Agreement, the term “Noncompete Area” shall mean the geographic areas within a radius of 90 miles of each of the following Offices:

5701 S. Western Ave
Oklahoma City, OK 73109

601 West 4th Street
North Little Rock, AR 72214

Notwithstanding the foregoing limitation, the Noncompete Area shall not include any portion of Tulsa County, Oklahoma.

(c)           For purposes of this Agreement, the term “Immediate Family” shall include Hancock and his spouse, domestic partner, parents, spouse’s parents, siblings, spouse’s siblings, children, step-children and the spouses of these family members.

(d)           During the Time Period and in the Noncompete Area, Hancock, shall not directly (or indirectly, such as through corporations or other entities owned, controlled, managed, operated by Hancock or by the Hancock Entities or any of them) or by or through or in conjunction with any other individual person or persons, including, but not limited to his Immediate Family, and any agents and employees thereof:

(1)	Divert or attempt to divert any business or customer of Command Center to any competitor, or do anything injurious or prejudicial to the goodwill associated with Command Center;

(2)	Persuade, entice, hire, or attempt to persuade, entice or hire any employee of Command Center to discontinue his or her employment with Command Center;

Asset Purchase Agreement

(3)           Request or induce any customer of Command Center or any other person which has a business relationship with Command Center, including any customer of Command Center, to curtail, cancel, or otherwise discontinue its business or relationship with Command Center; or

(4)           Engage in or carry on, either directly or indirectly, whether for himself/herself or as an employee, officer, director, agent, consultant, proprietor, creditor, partner, stockholder, member, joint venturer, investor, or other paid participant, in any business within the Noncompete Area which competes with the business conducted by Command Center;

(5)           Own, maintain, engage in, be associated with, be employed by, advise, assist, invest in, franchise, make loans to, or have any interest in any business which is the same or competitive with Command Center in the Noncompete Area.

(6)           Publicly denigrate, disparage, or in any manner undertake to publicly discredit Command Center or any person or operation associated with Command Center and their employees, officers, directors, shareholders, and agents.

(e)           The parties hereto agree that the restrictions contained in this Section 2 are reasonable.  If, at the time of enforcement of any provision of this Section 2, a court, arbitrator, or arbitration panel shall hold that the duration, scope, or area restrictions set forth herein are unreasonable under circumstances then existing, the parties agree that the duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area and that the court, arbitrator, or arbitration panel shall be allowed to revise the restrictions contained in this Agreement to cover the maximum duration, scope, or area  permitted by law.  If, at the time of enforcement of this Section 2, a court, arbitrator, or arbitration panel holds that the Time Period is unreasonable under circumstances then existing, then an 18 month period shall be substituted, and if an 18 month period is deemed too broad, then a 12 month period shall be substituted, and if a 12 month period is deemed too broad, then a 6 month period shall be substituted.  Additionally, if, at the time of enforcement of this Section 2, a court, arbitrator, or arbitration panel holds that the Noncompete Area is unreasonable under circumstances then existing, then the Noncompete Area shall mean an area encompassing a 45-mile radius from each of the Offices (as set forth above).

(f)           If Hancock breaches any of the agreements or covenants set forth herein, then the running of the Time Period referenced in this Section 2 shall be suspended during the entirety of any such period of breach and to the maximum extent found enforceable, shall begin to run from the date that Seller then again complies with this Agreement.

Asset Purchase Agreement

3.           Non-Solicitation Covenant.  Hancock recognizes and acknowledges that all clients and/or accounts acquired by Command Center pursuant to the APA, are now the clients and accounts of Command Center (collectively "Client Accounts").  Hancock shall not either individually or as an employee, officer, director, agent, consultant, proprietor, partner, creditor, stockholder, member, joint venturer, investor, or other paid participant or principal of another employment staffing business or related business firm, solicit (by any means, whether orally, written, digital, or electronically) any Client Accounts or provide services to any Client Accounts of clients of Command Center, for the Time Period within the Noncompete Area.  Notwithstanding the foregoing, Hancock is free to solicit and do business with clients of Command Center for work to be performed outside of the Noncompete Area.

(a)           Additional Remedy.  If for any reason Hancock shall attempt to solicit, solicit, acquire or otherwise obtain from Command Center or otherwise, by any means whatsoever, Client Accounts or provide services to such Client Accounts, then at the sole election of Command Center, the Hancock shall pay to Command Center two times (2x) the actual annual gross billings of those Client Accounts by Command Center. For purposes of this Agreement, the "Actual Annual Gross Billings of Client Accounts" shall be computed and determined based upon the actual annual gross billings by Command Center and the Hancock Entities (if applicable) for such Client Accounts, whether actual fees billed or billable to such Client Accounts, for a twelve month time period immediately prior to the breach of this Agreement, and shall be determined without any deductions or reductions against such gross billing amounts.

Payment will be remitted to Command Center by or on behalf of Hancock within thirty (30) days after he solicits any Client Accounts or provides services to any Client Accounts, or within sixty (60) days of billing by Hancock or his employer(s) to the Client Accounts, whichever comes first.  All amounts due Command Center pursuant to this paragraph shall bear interest at two percent (2%) over the rate announced by the Wells Fargo Bank, N.A., as its prime lending rate, determined as of the Effective Date, but in no event in excess of the maximum rate permitted by law, on the outstanding balance due under this paragraph. The foregoing remedy shall be in addition to any other remedies provided to Command Center hereunder or by law.

(b)           Alternatively, at the sole election of Command Center, Hancock shall be liable for all damages arising out of or related to any solicitation or attempted solicitation of any Client Accounts whether directly or indirectly, which cause Command Center to lose any Client Accounts or revenue related thereto, suffer a reduction in services provided to any Client Accounts and/or billings to any Client Accounts.

4.           Non-Disparagement.  Hancock agrees that, during the Time Period, he shall not make any written, oral, digital or electronic statements that are materially disparaging of the business of Command Center or to the business reputation of any of the executive officers, directors, agents or employees of Command Center.

Asset Purchase Agreement

5.           Severability.  The parties desire and intend that the covenants contained in this Agreement shall be construed as agreements severable from and independent of each other and of any other provision of this or any contract or agreement between the parties.

6.           Injunction.  Hancock agrees and acknowledges that the foregoing restrictions, duration, and the geographic/territorial scope thereof as set forth in this Agreement are under all of the circumstances reasonable and necessary for the protection of Command Center and its business.  Hancock also recognizes and agrees that the injury that Command Center will suffer in the event of any of Hancock’s breach of any covenant contained in this Agreement cannot be compensated by monetary damages alone, and Hancock therefore agrees that, in the event of a breach or threatened breach of this Agreement, Command Center, in addition to and not in limitation of, any other rights, remedies, or damages available to Command Center at law, in equity, under this Agreement or otherwise, shall be entitled to seek an injunction from any court of competent jurisdiction in order to prevent or restrain any such breach by Hancock or his agents, representatives, partners, co-owners, or any and all other persons directly or indirectly acting for or with him/her.

7.           Attorneys’ Fees.  In the event an action or suit is brought by any party hereto to enforce the terms of this Agreement, the prevailing party will be entitled to the payment of its reasonable attorneys’ fees and costs, as determined by the judge of the court.

8.           Choice of Law, Venue and Jurisdiction.  This Agreement shall be deemed made and entered into and construed and governed under and in accordance with the laws of the State of Arkansas.  Hancock consents to jurisdiction and venue of any legal action in the state or federal courts in Pulaski County, Arkansas.

9.           Notice.  Any notice to be given to Hancock under this Agreement will be sufficient and deemed delivered if in writing and delivered to the U.S. Post Office to be sent prepaid by certified or registered mail addressed to Hancock at the address provided below, or to such other address as he  has provided to Command Center in writing.

10.           Waiver of Jury Trial.  Hancock waives his individual rights to a trial by jury.  Hancock acknowledges that waiver of jury trial rights provides him with the benefit of uniform interpretation of this Agreement and resolution of any dispute arising out of this Agreement. Hancock further acknowledges the receipt and sufficiency of consideration for such benefit.

11.
Terms of the APA.  In the event of any conflict or inconsistency between the terms and conditions of the APA and the terms and conditions of this Agreement, the terms and conditions of the APA shall control.

12.           General.

(a)           Except as otherwise expressly provided herein, this Agreement contains the entire understanding between the parties with respect to the subjects hereof and supersedes all prior oral and written negotiations and agreements.

Asset Purchase Agreement

(b)           Any modifications to this Agreement must be made by a written agreement signed by both parties.

(c)           The waiver of any breach or violation of this Agreement shall not constitute a waiver of any other or subsequent breach.

(d)           Headings are for convenience and shall not limit or control interpretation.

(e)           Words in this Agreement shall be deemed to refer to whatever number and gender the context requires.

(f)           This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  The parties may execute such counterparts, via facsimile.

(g)           Each party to this Agreement has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.  The parties hereto agree that each party and its counsel have reviewed this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not apply to the interpretation of this Agreement.

(h)           Hancock and Command Center have been represented by legal counsel in connection with the transactions contemplated in this Agreement and legal counsel for both parties have participated in drafting this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date stated above.

Sudie Hancock, individually

COMMAND CENTER, INC.

By:
       Bubba Sandford, Chief Executive Officer

Asset Purchase Agreement

EXHIBIT C

Form of Hanwood Entities’ Noncompetition Agreement

[An Agreement in substantially similar form shall be entered into by each of Hanwood Arkansas, LLC, and Hanwood Oklahoma, LLC.]

NONCOMPETITION AGREEMENT

This NONCOMPETITION AGREEMENT (“Agreement”) is entered into as of June ___, 2016, by and among: Hanwood ____________, LLC (“Hanwood”) and Command Center, Inc., a Washington corporation (“Command Center”).

RECITALS

B.           On June 1, 2016, Hanwood and Command Center executed an Asset Purchase Agreement (“the APA”), in which Hanwood is the seller of certain assets of the company, which includes four operational staffing offices.

C.           Command Center requires, as a condition of the closing of the transactions contemplated in the APA, that Hanwood sign and deliver this Agreement to Command Center;

D.           Hanwood’s confidential and proprietary information and client/customer information purchased by Command Center under the APA constitutes a substantial asset of Command Center that the parties mutually wish to protect;

F.           The parties mutually desire to achieve a level of certainty and predictability concerning the post-APA activities that Hanwood may perform; and,

G.           By the undersigned, Hanwood expressly acknowledges and confirms that Command Center has a legitimate and substantial interest in protecting itself from unfair competition from persons related to or working on behalf of Hanwood, which has sold some of its business interests to Command Center and that the compensation to be received by Hanwood, along with other good and valuable consideration, serves as valuable and adequate consideration for all of the promises and covenants made in this Agreement.

AGREEMENTS

NOW, THEREFORE, in express acknowledgement and recognition of the accuracy and importance of the foregoing recitals, the parties agree as follows:

1.           Effective Date.  This Agreement shall become effective upon the Closing of the APA, as such is defined in the APA.  The date of Closing of the APA shall be the Effective Date of this Agreement.  If the Closing does not occur, this Noncompetition Agreement shall be null and void.

Asset Purchase Agreement

2.           Noncompetition Covenants.

(a)           For purposes of this Agreement, the term “Time Period” shall mean that period of time beginning on the Effective Date and ending two years following the Effective Date.

 (b)           For purposes of this Agreement, the term “Noncompete Area” shall mean the geographic areas within a radius of 90 miles of each of the following Offices:

5701 S. Western Ave
Oklahoma City, OK 73109

601 West 4th Street
North Little Rock, AR 72214

Notwithstanding the foregoing limitation, the Noncompete Area shall not include Tulsa County, Oklahoma.

(d)           During the Time Period and in the Noncompete Area, Hanwood  shall not directly (or indirectly, such as through corporations or other entities owned, controlled, managed, operated by Hanwood  or any of them) or by or through or in conjunction with any other individual person or persons, including, but not limited to any agents and employees thereof:

(1)          Divert or attempt to divert any business or customer of Command Center to any competitor, including Hanwood, or do anything injurious or prejudicial to the goodwill associated with Command Center or the Assets purchased by Command Center from Hanwood;

(2)           Persuade, entice, hire, or attempt to persuade, entice or hire any employee of Command Center to discontinue his or her employment with Command Center;

(3)           Request or induce any customer of Command Center or any other person which has a business relationship with Command Center, including any customer of Command Center, to curtail, cancel, or otherwise discontinue its business or relationship with Command Center; or

(4)           Engage in or carry on, either directly or indirectly, whether for itself or on behalf of any other person, entity, company, employee, officer, director, agent, consultant, proprietor, partner, stockholder, member, joint venturer, investor, or other paid participant, in any business within the Noncompete Area which competes with the business conducted by Command Center;

Asset Purchase Agreement

(5)           Own, maintain, engage in, be associated with, be employed by, advise, assist, invest in, franchise, make loans to, or have any interest in any business which is the same or competitive with Command Center in the Noncompete Area.

(6)           Publicly denigrate, disparage, or in any manner undertake to publicly discredit Command Center or any person or operation associated with Command Center and their employees, officers, directors, shareholders, and agents.

(e)           The parties hereto agree that the restrictions contained in this Section 2 are reasonable.  If, at the time of enforcement of any provision of this Section 2, a court, arbitrator, or arbitration panel shall hold that the duration, scope, or area restrictions set forth herein are unreasonable under circumstances then existing, the parties agree that the duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area and that the court, arbitrator, or arbitration panel shall be allowed to revise the restrictions contained in this Agreement to cover the maximum duration, scope, or area  permitted by law.  If, at the time of enforcement of this Section 2, a court, arbitrator, or arbitration panel holds that the Time Period is unreasonable under circumstances then existing, then an 18 month period shall be substituted, and if an 18 month period is deemed too broad, then a 12 month period shall be substituted, and if a 12 month period is deemed too broad, then a 6 month period shall be substituted.  Additionally, if, at the time of enforcement of this Section 2, a court, arbitrator, or arbitration panel holds that the Noncompete Area is unreasonable under circumstances then existing, then the Noncompete Area shall mean an area encompassing a 30-mile radius from each of the Offices (as set forth above).

(f)           If Hanwood breaches any of the agreements or covenants set forth herein, then the running of the Time Period referenced in this Section 2 shall be suspended during the entirety of any such period of breach and to the maximum extent found enforceable, shall begin to run from the date that Hanwood then again complies with this Agreement.

3.           Non-Solicitation Covenant.  Hanwood recognizes and acknowledges that all clients and/or accounts acquired by Command Center pursuant to the APA, are now the clients and accounts of Command Center (collectively "Client Accounts").  Hanwood  shall not either on its own or through any employee, officer, director, agent, consultant, proprietor, partner, creditor, stockholder, member, joint venturer, investor, or other paid participant or principal of another employment staffing business or related business firm, solicit (by any means, whether orally, written, digital, or electronically) any Client Accounts or provide services to any Client Accounts of clients of Command Center, for  the Time Period within the Noncompete Area. Notwithstanding the foregoing, Hancock is free to solicit and do business with clients of Command Center for work to be performed outside of the Noncompete Area.

Asset Purchase Agreement

(a)           Additional Remedy. If for any reason Hanwood shall attempt to solicit, solicit, acquire or otherwise obtain from Command Center or otherwise, by any means whatsoever, Client Accounts or provide services to such Client Accounts, then at the sole election of Command Center, the Hanwood shall pay to Command Center two times (2x) the actual annual gross billings of those Client Accounts by Command Center. For purposes of this Agreement, the "Actual Annual Gross Billings of Client Accounts" shall be computed and determined based upon the actual annual gross billings by Command Center and Hanwood (if applicable) for such Client Accounts, whether actual fees billed or billable to such Client Accounts, for a twelve month time period immediately prior to the breach of this Agreement, and shall be determined without any deductions or reductions against such gross billing amounts.

Payment will be remitted to Command Center by or on behalf of Hanwood  within thirty (30) days after it directly or indirectly solicits any Client Accounts or provides services to any Client Accounts, or within sixty (60) days of billing by Hanwood  or its employee(s) to the Client Accounts, whichever comes first.  All amounts due Command Center pursuant to this paragraph shall bear interest at two percent (2%) over the rate announced by the Wells Fargo Bank, N.A., as its prime lending rate, determined as of the Effective Date, but in no event in excess of the maximum rate permitted by law, on the outstanding balance due under this paragraph. The foregoing remedy shall be in addition to any other remedies provided to Command Center hereunder or by law.

(b)           Alternatively, at the sole election of Command Center, Hanwood shall be liable for all damages arising out of or related to any solicitation or attempted solicitation of any Client Accounts whether directly or indirectly, which cause Command Center to lose any Client Accounts or revenue related thereto, suffer a reduction in services provided to any Client Accounts and/or billings to any Client Accounts.

4.           Non-Disparagement.  Hanwood agrees that, during the Time Period, it shall not on its own or by or through any of its employees, agents, officers, or directors, make any written, oral, digital or electronic statements that are materially disparaging of the business of Command Center or to the business reputation of any of the executive officers, directors, agents or employees of Command Center.

5.           Severability.  The parties desire and intend that the covenants contained in this Agreement shall be construed as agreements severable from and independent of each other and of any other provision of this or any contract or agreement between the parties.

6.           Injunction.  Hanwood agrees and acknowledges that the foregoing restrictions, duration, and the geographic/territorial scope thereof as set forth in this Agreement are under all of the circumstances reasonable and necessary for the protection of Command Center and its business.  Hanwood  also recognizes and agrees that the injury that Command Center will suffer in the event of any of Hanwood ’s breach of any covenant contained in this Agreement cannot be compensated by monetary damages alone, and Hanwood  therefore agrees that, in the event of a breach or threatened breach of this Agreement, Command Center, in addition to and not in limitation of, any other rights, remedies, or damages available to Command Center at law, in equity, under this Agreement or otherwise, shall be entitled to seek an injunction from any court of competent jurisdiction in order to prevent or restrain any such breach by Hanwood  or its employees, directors, officers, agents, representatives, or any and all other persons directly or indirectly acting for or on behalf of Hanwood .

Asset Purchase Agreement

7.           Attorneys’ Fees.  In the event an action or suit is brought by any party hereto to enforce the terms of this Agreement, the prevailing party will be entitled to the payment of its reasonable attorneys’ fees and costs, as determined by the judge of the court.

8.           Choice of Law, Venue and Jurisdiction.  This Agreement shall be deemed made and entered into and construed and governed under and in accordance with the laws of the State of Arkansas.  Hanwood consents to jurisdiction and venue of any legal action in the state or federal courts in Pulaski County, Arkansas.

9.           Notice.  Any notice to be given to Hanwood  under this Agreement will be sufficient and deemed delivered if in writing and delivered to the U.S. Post Office to be sent prepaid by certified or registered mail addressed to Hanwood  at the address provided below, or to such other address as he  has provided to Command Center in writing.

10.           Waiver of Jury Trial.  Hanwood waives its rights to a trial by jury.  Hanwood acknowledges that waiver of jury trial rights provides it with the benefit of uniform interpretation of this Agreement and resolution of any dispute arising out of this Agreement. Hanwood further acknowledges the receipt and sufficiency of consideration for such benefit.

11.           Terms of the APA.  In the event of any conflict or inconsistency between the terms and conditions of the APA and the terms and conditions of this Agreement, the terms and conditions of the APA shall control.

12.           General.

(a)           Except as otherwise expressly provided herein, this Agreement contains the entire understanding between the parties with respect to the subjects hereof and supersedes all prior oral and written negotiations and agreements.

(b)           Any modifications to this Agreement must be made by a written agreement signed by both parties.

(c)           The waiver of any breach or violation of this Agreement shall not constitute a waiver of any other or subsequent breach.

(d)           Headings are for convenience and shall not limit or control interpretation.

Asset Purchase Agreement

(e)           Words in this Agreement shall be deemed to refer to whatever number and gender the context requires.

(f)           This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  The parties may execute such counterparts, via facsimile.

(g)           Each party to this Agreement has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.  The parties hereto agree that each party and its counsel have reviewed this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not apply to the interpretation of this Agreement.

(h)           Hanwood and Command Center have been represented by legal counsel in connection with the transactions contemplated in this Agreement and legal counsel for both parties have participated in drafting this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date stated above.

HANWOOD____________, LLC

By:  ______________________________________

COMMAND CENTER, INC.

By:
       Bubba Sandford, Chief Executive Officer

Asset Purchase Agreement

EXHIBIT D

Form of Sellers’ Legal Opinion

Command Center, Inc.
3609 S. Wadsworth Blvd., Suite 250
Lakewood, Colorado 80235
Attention: Ronald L. Junck

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Closing contemplated in that certain Asset Purchase Agreement, dated as of June 1, 2016 (the “Purchase Agreement”), by and among Command Center, Inc., a Washington corporation (“Command Center”) and Hanwood Arkansas, LLC, an Arkansas limited liability company and Hanwood Oklahoma, LLC, an Oklahoma limited liability company (collectively Hanwood Arkansas, LLC, and Hanwood Oklahoma, LLC are hereinafter referenced as the “Hanwood Entities”).  Except as otherwise indicated herein, terms defined in the Purchase Agreement are used herein as therein defined.

This legal opinion is being delivered to you on behalf of the Hanwood Entities in connection with the consummation by the Hanwood Entities of the Closing.  We have made such examinations and inquiries as we have deemed necessary as a basis for this opinion, including, without limitation, examination of the following:

1.	The Purchase Agreement;

2.
A Certificate of Good Standing of the Secretary of State of Arkansas, dated within the month of March 30, 2016, attesting to the continued good standing and corporate existence of Hanwood Arkansas, LLC, under the laws of the State of Arkansas (the “Good Standing Certificate”);

3.
A Certificate of Good Standing of the Secretary of State of Oklahoma, dated within the month of March 30, 2016, attesting to the continued good standing and corporate existence of Hanwood Oklahoma, LLC, under the laws of the State of Oklahoma (the “Good Standing Certificate”);

4.	Confirmation of authority to transact business, in good standing, in the States of Arkansas and Oklahoma; and

We have examined such certificates of public officials, certificates of representatives of the Hanwood Entities, and such other documents as we have deemed relevant and necessary, as a basis for the opinions set forth below, including duly signed authorizations from each of the members of the Hanwood Entities, and any relevant trust documents.  We have relied upon such certificates of public officials and of representatives of the Hanwood Entities with respect to the accuracy of matters contained therein, without investigation, and we have not made any independent review or investigation of instruments, orders, judgments, rules, or other regulations or decrees by which the Hanwood Entities or their properties may be bound, or the suits, investigations, or proceedings, if any, pending or threatened against either of the Hanwood Entities.

Asset Purchase Agreement

The phrase “to our knowledge” or similar phrases as used in this opinion means the actual knowledge of attorneys within our firm based upon work performed on transactions contemplated by the Purchase Agreement and documents referred to therein or other matters that have come to their attention in the course of our representation of the Hanwood Entities that would give any of them actual knowledge of the existence or absence of facts contrary to such opinion.  We have not undertaken any investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts may be drawn from our representation of the Hanwood Entities.

In rendering the opinions set forth below, we have assumed (and, to our knowledge, without investigation, there are no facts inconsistent with) the following:

1.	Each natural person executing any instrument, document, or agreement in connection with the Purchase Agreement is legally competent to do so.

2.
All documents submitted to us as originals are authentic; all documents submitted to us as certified or photocopies conform to the original documents, and such original documents are authentic; all signatures on all documents submitted to us for examination are genuine; all documents submitted to us accurately describe the mutual understanding of the parties as to all matters contained therein, and no other understandings, agreements, or undertakings exist between the parties relating to the transactions contemplated by such documents.

3.
All representations, warranties, certifications, and statements with respect to matters of fact and other factual information made or contained in the Purchase Agreement, the Good Standing Certificate, and the Consents are accurate, true, correct, and complete in all material respects.

Based upon the foregoing assumptions, and subject to the limitations, exceptions, and qualifications set forth herein, we are of the opinion that:

1.	Hanwood Arkansas, LLC, is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Arkansas.

2.	Hanwood Oklahoma, LLC, is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Oklahoma.

3.
Each of the Hanwood Entities has the corporate power to execute and deliver the Purchase Agreement and to effectuate the Closing, and the Purchase Agreement has been duly authorized, executed, and delivered by each of the Hanwood Entities and constitutes each of their legal, valid, and binding obligations, except that the enforceability thereof may be subject to: (i) bankruptcy, insolvency, reorganization, moratorium, and other similar laws now or hereafter in effect relating to creditors’ rights generally; and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).  Sudie Hancock is duly authorized by the members of each of the Hanwood Entities to execute the Purchase Agreement on behalf of both Hanwood Arkansas, LLC, and Hanwood Oklahoma, LLC, as manager.

Asset Purchase Agreement

4.
The instruments of conveyance, transfer, and assignment to be delivered by the Hanwood Entities to Command Center are in form legally sufficient to convey to Command Center all right, title, and interest of substantially all of the Hanwood Entities’ assets and the Assets (as defined in the Purchase Agreement).  Such instruments are in form sufficient for recordation or filing where such is necessary in order to effectuate such conveyance, transfer, and assignment against third parties.

5.
With respect to the Purchase Agreement and the instruments of conveyance, transfer, and assignment to be delivered by the Hanwood Entities to Command Center:   (a)  the individuals named as signatories on the signature pages are authorized to execute each document for and on behalf of the entity identified; (b) when executed by the individuals named on the signature pages for and on behalf of the entity identified, the document will become the binding commitment of the Hanwood Entities; and (c) no additional consent, approval, or authorization of, or declaration by any shareholder, member, officer, manager, director or owner is required in connection with the execution of the Purchase Agreement, the instruments of conveyance, transfer and assignment and the consummation of Closing or other transactions contemplated therein.

6.
Neither of the Hanwood Entities is, nor will either of them, by execution and delivery of the Purchase Agreement or by performance of the obligations thereunder be, in violation of any terms or provisions of either company’s articles of organization, operating agreement, or to our knowledge, of any indenture or other agreement or instrument to which either company is a party or to which  they or any of their properties are bound, or of any order, writ, judgment, injunction, decree, statute, rule, or regulation, the violation of which would materially and adversely affect either of the Hanwood Entities financial condition, business, or operation.

7.
To the best of our knowledge, there is no action, suit, proceeding, or investigation pending or threatened against either of the Hanwood Entities, except with regard to any such matters disclosed in writing by the Hanwood Entities during due diligence.

8.
No consent, approval, or authorization of, or declaration, filing, or registration with, any governmental entity is required by either of the Hanwood Entities in connection with the execution of the Purchase Agreement and the consummation of Closing or other transactions contemplated therein.

Asset Purchase Agreement

Our opinions herein contained are further subject to the following qualifications:

1.	Our opinions are limited to matters expressly set forth herein and no opinion is to be implied or inferred beyond the matters expressly stated.

2.
Our opinions are qualified to the extent that they may be subject to or affected by: (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance, or similar laws affecting the rights of creditors generally; or (ii) general principles of equity, including duties and standards imposed upon parties to contracts and including requirements of good faith, materiality, reasonableness, and fair dealing.  We express no opinion as to the availability of any equitable or specific remedy, or as to the successful assertion of any equitable defense, upon any breach of any agreements or documents or obligations referred to therein, or any other matters inasmuch as the availability of such remedies or defenses may be subject to the discretion of a court.  We express no opinion as to the enforceability of any indemnity or contribution provision that indemnifies any person against damages arising from his, her, or its own negligence or misconduct.

3.
The enforcement against either of the Hanwood Entities of any rights and remedies is or may be subject to the effect of certain general principles of contract law.  Our opinion is further subject to the qualification that certain waivers (including, without limitation, waivers of defenses or objection to jurisdiction or venue based on the doctrine of forum non conveniens, waivers of statutory or constitutional rights, waivers of certain defenses, notices, and demands, and waivers of any right to trial by jury), procedures, remedies, and other provisions of the Purchase Agreement and other agreements executed in connection therewith may be unenforceable or limited by, in whole or in part, the laws of the State of Arkansas and the federal laws of the United States of America.

4.
We express no opinion as to the enforceability of prospective waivers of rights to notice or a hearing or other rights granted by constitution or statute, powers of attorney, provisions purporting to relieve parties of the consequences of their own negligence or misconduct, provisions purporting to establish evidentiary standards or provisions as to the vesting of jurisdiction in, or the consent to the exercise of jurisdiction by, any court where the exercise of such jurisdiction is within the discretion of such court or the court is not a court of general jurisdiction.

We are attorneys admitted to the State Bar of Arkansas.  We do not purport to be experts in, we have not made a special examination of, and we do not express any opinion concerning, any laws other than the laws of the State of Arkansas.  The opinions expressed herein concern only the effect of the laws of the State of Arkansas.  This opinion is rendered on and as of the date hereof, and we disclaim any obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

This opinion is solely for your benefit in connection with the Closing and the making of, and confirmation of transactions contemplated by, the Purchase Agreement, and it may not be published, quoted, or filed by you, or relied upon in any respect by any third party, without our prior written consent.

/s/ Seller’s Counsel

Asset Purchase Agreement

EXHIBIT E

Form of Assignment and Assumption of Lease Obligations

ASSIGNMENT AND ASSUMPTION OF LEASE AND LANDLORD CONSENT

This ASSIGNMENT AND ASSUMPTION OF LEASE (the “Assignment”), entered into as of May ___, 2016, by and among Hanwood________, LLC (“Hancock Staffing”), Command Center, Inc. (“Command Center”), and Landlord, all of which are referred to collectively herein as the “Parties.”

RECITALS

WHEREAS, Hancock Staffing, as tenant, and Landlord, as landlord, are parties to that certain Lease, dated as of ______________ (“Lease”), presently covering certain premises (the “Premises”) located at____________________, a copy of which Lease is attached hereto as Exhibit A;

WHEREAS, Hancock Staffing and Command Center entered into a certain Asset Purchase Agreement, dated as of May ___, 2016 (the “Purchase Agreement”), pursuant to which and subject to the terms and conditions set forth therein, Command Center has purchased certain of the assets and assumed certain of the liabilities of Hancock Staffing; and

WHEREAS, simultaneously with the closing of the transactions contemplated by the Purchase Agreement, Hancock Staffing and Command Center mutually desire that Landlord consent to the transfer of Hancock Staffing’s interest in the Lease to Command Center and the assumption by Command Center of all of Hancock Staffing’s obligations and liabilities under the Lease from and after the Effective Time (as defined below).

AGREEMENTS

NOW THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and adequacy of which are expressly acknowledged, the Parties hereby agree as follows:

1.           Assignment and Assumption.   Hancock Staffing assigns and transfers to Command Center all of Hancock Staffing’s rights under the Lease.  Command Center hereby assumes and guarantees timely performance of all of Hancock Staffing’s obligations under the Lease which arise after the Effective Time.

2.  Consent to Assignment.  Effective as of the Effective Time, Landlord hereby, (a) consents to the assignment of Hancock Staffing’s rights and obligations under the Lease effected hereby, (b) confirms that there are no defaults under the terms of the Lease by Hancock Staffing and there is no current offset or claim against the security deposit held by Landlord, and (c) agrees to recognize Command Center as the tenant under the Lease and thereby establishes direct privity of estate and privity of contract with Command Center.

Asset Purchase Agreement

3. Effective Time.  For all purposes under this Assignment, the term “Effective Time” shall mean 12:01 a.m. on May ___, 2016.

4. Miscellaneous.

a. Headings.  The section headings used herein are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

b. Counterparts.  This Assignment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Assignment and Assumption of Lease as of the day and year first above written.

LANDLORD: By: Name: _____________________________ Title: ______________________________	HANCOCK STAFFING.: By: Name: _______________________________ Title: ________________________________
COMMAND CENTER, INC.: By: Name: _______________________________ Title: ________________________________

Asset Purchase Agreement

EXHIBIT F

Financial Statements

Asset Purchase Agreement

LEEK & ASSOCIATES, PLLC
11815 HINSON ROAD
LITTLE ROCK, AR 72212

ACCOUNTANTS' COMPILATION REPORT

To The Members
Hanwood Arkansas, LLC
North Little Rock, AR

We have compiled the accompanying balance sheet of Hanwood Arkansas, LLC (a limited liability company) as of December 31, 2015, and the related statement of income for the three months and twelve months then ended. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or provide any assurance about whether the financial statements are in accordance with the accrual basis of accounting.

Management is responsible for the preparation and fair presentation of the financial statements in accordance with the accrual basis of accounting and for designing, implementing, and maintaining internal control relevant to the preparation and fair presentation of the financial statements.

Our responsibility is to conduct the compilation in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. The objective of a compilation is to assist management (the owners) in presenting financial information in the form of financial statements without undertaking to obtain or provide any assurance that there are no material modifications that should be made to the financial statements.

Management has elected to omit substantially all of the disclosures and the statement of cash flows required by generally accepted accounting principles. If the omitted disclosures and the statement of cash flows were included in the financial statements, they might influence the user's conclusions about the Company's financial position, results of operations and cash flows. Accordingly, these financial statements are not designed for those who are not informed about such matters.

We are not independent with respect to Hanwood Arkansas, LLC.

Leek & Associates, PLLC

February 12, 2016

F.1, F.2

Asset Purchase Agreement

HANWOOD ARKANSAS, LLC
Balance Sheet
December 31, 2015

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities		
Current portion of long-term liabilities	$ 18,582	
Payable - funding	188,459	
Payroll taxes payable	16,924	
Due to Hanwood OK	8,774	
Due to Hancock Investments	270	
Accrued workers compensation	60,860	
Total Current Liabilities		**293,869**
Long-Term Liabilities		
Notes payable less current portion	44,370	
Total Long-Term Liabilities		**44,370**
Members' Equity		
Contributed capital - Ouachita Staff Management	3,500	
Contributed capital - Ed Gough	72,000	
Distributions	(10,174)	
Retained earnings (equity)	216,369	
Net income (loss)	214,268	
Total Members' Equity		**495,963**
TOTAL LIABILITIES AND MEMBERS' EQUITY		**$ 834,202**

See Accountants' Compilation Report

F.1, F.2

Asset Purchase Agreement

Asset Purchase Agreement

HANWOOD ARKANSAS, LLC
Statement of Income
For the Three Months and Twelve Months Ended December 31, 2015

	Current Period	%	Year to Date	%
Revenues				
Temp labor	$ 852,576	100.3	$ 3,576,483	100.4
Store credits	(1,379)	(0.2)	(6,660)	(0.2)
Refunds	(1,424)	(0.2)	(7,192)	(0.2)
Total Revenues	**849,773**	**100.0**	**3,562,632**	**100.0**
Cost of Sales				
Temp employee wages and bonus	515,845	60.7	2,199,080	61.7
Temp travel/per diem/medical	(1,613)	(0.2)	(4,257)	(0.1)
Temp payroll taxes	54,838	6.5	241,573	6.8
Temp workers compensation	29,382	3.5	177,251	5.0
Total Cost of Sales	**598,452**	**70.4**	**2,613,647**	**73.4**
Gross Profit	251,321	29.6	948,984	26.6
Controllable Expenses				
Salaries - internal staff	135,030	15.9	370,178	10.4
Payroll taxes - internal	11,191	1.3	33,000	0.9
Workers compensation - internal	1,786	0.2	6,316	0.2
Advertising	1,015	0.1	6,403	0.2
Auto expense	10,105	1.2	27,593	0.8
Computer expense	583	0.1	3,339	0.1
Contributions	600	0.1	1,975	0.1
Dues and subscriptions	3,152	0.4	6,803	0.2
Fees - funding	795	0.1	5,916	0.2
Hospitality expense	(336)	(0.0)	5,978	0.2
Meals and entertainment	211	0.0	1,434	0.0
Office supplies and expense	3,744	0.4	10,745	0.3
Office equipment lease	6,005	0.7	11,188	0.3
Postage and freight	549	0.1	2,661	0.1
Training expense	-	-	609	0.0
Travel	(741)	(0.1)	4,347	0.1
Amortization and depreciation	12,611	1.5	22,642	0.6
Accounting and legal	2,953	0.3	17,861	0.5
Bank and merchant fees	1,274	0.1	4,493	0.1
Bad debt	30	0.0	26,832	0.8
Insurance	1,316	0.2	11,752	0.3
Insurance - employee health	10,653	1.3	29,505	0.8
Insurance - worker comp audit	-	-	22,488	0.6
In house labor	1,042	0.1	2,804	0.1

See Accountants' Compilation Report
F.1, F.2

Asset Purchase Agreement

HANWOOD ARKANSAS, LLC
Statement of Income
For the Three Months and Twelve Months Ended December 31, 2015

	Current Period	%	Year to Date	%
Licenses and permits	-	-	230	0.0
Printing	1,413	0.2	7,030	0.2
Repairs and maintenance	9,448	1.1	12,850	0.4
Safety supplies	150	0.0	552	0.0
Recruiting	3,309	0.4	13,126	0.4
Taxes - other	-	-	1,118	0.0
Total Controllable Expenses	**217,888**	**25.6**	**671,767**	**18.9**
Non-controllable Expenses				
Interest expense - funding	2,828	0.3	11,658	0.3
Interest expense - other	948	0.1	2,416	0.1
Rents and leases	10,250	1.2	30,250	0.8
Telephone	2,928	0.3	10,839	0.3
Utilities	1,916	0.2	9,350	0.3
Total Non-controllable Expenses	**18,870**	2.2	**64,514**	**1.8**
Operating Income (Loss)	**14,563**	1.7	**212,703**	**6.0**
Other Income and (Expense)				
Other income	254	0.0	1,829	0.1
Other expense	(264)	(0.0)	(264)	(0.0)
Total Other Income and (Expense)	(10)	(0.0)	1,565	0.0
Net Income (Loss)	**$ 14,553**	**1.7**	**$ 214,268**	**5.9**

See Accountants' Compilation Report
F.1, F.2

Asset Purchase Agreement

LEEK & ASSOCIATES, PLLC
11815 HINSON ROAD
LITTLE ROCK, AR 72212

ACCOUNTANTS' COMPILATION REPORT

To The Members
Hanwood Oklahoma, LLC
Oklahoma City, OK

We have compiled the accompanying balance sheet of Hanwood Oklahoma, LLC (a limited liability company) as of December 31, 2015, and the related statement of income for the three months and twelve months then ended. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or provide any assurance about whether the financial statements are in accordance with the accrual basis of accounting.

Management is responsible for the preparation and fair presentation of the financial statements in accordance with the accrual basis of accounting and for designing, implementing, and maintaining internal control relevant to the preparation and fair presentation of the financial statements.

Our responsibility is to conduct the compilation in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. The objective of a compilation is to assist management (the owners) in presenting financial information in the form of financial statements without undertaking to obtain or provide any assurance that there are no material modifications that should be made to the financial statements.

Management has elected to omit substantially all of the disclosures and the statement of cash flows required by generally accepted accounting principles. If the omitted disclosures and the statement of cash flows were included in the financial statements, they might influence the user's conclusions about the Company's financial position, results of operations and cash flows. Accordingly, these financial statements are not designed for those who are not informed about such matters.

We are not independent with respect to Hanwood Oklahoma, LLC.

Leek & Associates, PLLC

February 12, 2016

F.1, F.2

Asset Purchase Agreement

HANWOOD OKLAHOMA, LLC
Balance Sheet
December 31, 2015

ASSETS

Current Assets		
Cash	$ 31,299	
Accounts receivable	547,326	
Due from Ouachita Staffing	833,977	
Prepaid Insurance	110,026	
Funding in transit	97,500	
Total Current Assets		**1,620,128**
Property and Equipment		
Autos and vans	151,107	
Office equipment	9,921	
Signage	3,360	
Furniture and fixtures	3,164	
Leasehold improvements	64,275	
Less: Accumulated depreciation	(115,523)	
Net Property and Equipment		**116,304**
Other Assets		
Deposits	2,985	
Organizational costs	1,359	
Less: Accumulated amortization	(1,087)	
Net Other Assets		**3,257**
TOTAL ASSETS		**$ 1,739,689**

See Accountants' Compilation Report

F.1, F.2

Asset Purchase Agreement

HANWOOD OKLAHOMA, LLC
Balance Sheet
December 31, 2015

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities		
Current portion of long-term liabilities	$ 44,977	
Funding payable	357,734	
Payroll taxes payable	37,175	
Accrued workers compensation	59,281	
Total Current Liabilities		**499,167**
Long-Term Liabilities		
Notes payable less current portion	119,253	
Total Long-Term Liabilities		**119,253**
Members' Equity		
Contributed capital	60,000	
Retained earnings (equity)	718,525	
Net income (loss)	342,744	
Total Members' Equity		**1,121,269**
TOTAL LIABILITIES AND MEMBERS' EQUITY		**$ 1,739,689**

See Accountants' Compilation Report

F.1, F.2

Asset Purchase Agreement

HANWOOD OKLAHOMA, LLC
Statement of Income
For the Three Months and Twelve Months Ended December 31, 2015

	Current Period	%	YTD Amount	%
Revenues				
Temp labor	$ 1,579,275	100.1	$ 4,764,199	100.3
Temp travel/per diem	-	-	(182)	(0.0)
Store credits	(163)	(0.0)	(10,700)	(0.2)
Refunds	(1,978)	(0.1)	(2,216)	(0.0)
Total Revenues	**1,577,134**	**100.0**	**4,751,101**	**100.0**
Cost of Sales				
Temp employee wages and bonus	1,071,219	67.9	3,126,414	65.8
Temp travel/per diem/medical	(2,376)	(0.2)	(16,341)	(0.3)
Temp payroll taxes	104,495	6.6	310,553	6.5
Temp workers compensation	108,324	6.9	360,282	7.6
Total Cost of Sales	**1,281,662**	**81.3**	**3,780,908**	**79.6**
Gross Profit	**295,472**	**18.7**	**970,193**	**20.4**
Controllable Expenses				
Salaries - internal staff	87,830	5.6	275,258	5.8
Employee benefits	109	0.0	517	0.0
Payroll taxes - internal	7,164	0.5	24,692	0.5
Workers compensation - internal	2,469	0.2	6,237	0.1
Advertising	115	0.0	2,780	0.1
Auto expense	3,128	0.2	31,948	0.7
Promotional gifts	183	0.0	353	0.0
Computer expense	1,588	0.1	6,232	0.1
Fees - funding	754	0.0	3,147	0.1
Hospitality expense	400	0.0	3,369	0.1
Meals and entertainment	22	0.0	1,784	0.0
Office supplies and expense	2,717	0.2	9,092	0.2
Office equipment lease	468	0.0	1,377	0.0
Postage and freight	149	0.0	1,116	0.0
Training expense	-	-	1,255	0.0
Travel	-	-	6,200	0.1
Amortization and depreciation	9,440	0.6	48,046	1.0
Accounting and legal	3,297	0.2	25,006	0.5
Bad debt	1,410	0.1	1,624	0.0
Bank and merchant fees	8,621	0.5	20,429	0.4
Insurance	4,925	0.3	21,531	0.5
Insurance - employee health	6,450	0.4	23,378	0.5
In house labor	359	0.0	2,585	0.1
Licenses and permits	66	0.0	177	0.0
Printing	974	0.1	1,901	0.0

See Accountants' Compilation Report
F. 1, F. 2

Asset Purchase Agreement

HANWOOD OKLAHOMA, LLC
Statement of Income
For the Three Months and Twelve Months Ended December 31, 2015

	Current Period	%	YTD Amount	%
Repairs and maintenance	146	0.0	2,941	0.1
Safety supplies	403	0.0	4,546	0.1
Recruiting	2,181	0.1	9,628	0.2
Taxes - other	233	0.0	1,628	0.0
Total Controllable Expenses	**145,600**	**9.2**	**538,778**	**11.3**
Non-controllable Expenses				
Interest expense - funding	5,282	0.3	15,468	0.3
Interest expense - other	1,838	0.1	7,973	0.2
Rents and leases	19,000	1.2	57,090	1.2
Telephone	2,677	0.2	10,653	0.2
Utilities	2,059	0.1	8,866	0.2
Total Non-controllable Expenses	**30,856**	**2.0**	**100,050**	**2.1**
Operating Income	**119,016**	**7.5**	**331,364**	**7.0**
Other Income				
Other income	1,049	0.1	12,153	0.3
Gain (loss) sale of assets	(27,185)	(1.7)	(774)	(0.0)
Total Other Income	(26,136)	(1.7)	11,380	0.2
Net Income (Loss)	**92,880**	**9.2**	**342,744**	**6.7**

See Accountants' Compilation Report
F.1. F.2

Asset Purchase Agreement

EXHIBIT H

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

1. Assumption of Liabilities and Contracts.  For good and valuable consideration, the receipt, adequacy, and legal sufficiency of which are hereby acknowledged, and as contemplated by Section 1. of that certain Asset Purchase Agreement, dated and effective as of June 1, 2016 (the “Purchase Agreement”), to which Hanwood Arkansas, LLC, an Arkansas limited liability company, and Hanwood Oklahoma, LLC, an Oklahoma limited liability company (collectively Hanwood Arkansas, LLC, and Hanwood Oklahoma, LLC, shall be referenced as the “Hanwood Entities” or “Sellers”), and Command Center, Inc., a Washington corporation (“Command Center” or “Buyer”), are parties, Sellers hereby sell, transfer, assign, convey, grant, and deliver to Buyer, and Buyer hereby accepts the foregoing assignment and hereby agrees to perform all of Sellers’ liabilities and obligations under the obligations described on Schedule 2.2 of the Purchase Agreement, which schedule is hereby incorporated by reference into this Assignment and Assumption Agreement (collectively, the “Contracts”).

2. Effective Time.  For all purposes under this Assignment and Assumption Agreement, the term “Effective Time” shall mean the date and time of the Closing as defined in the Purchase Agreement.

3. Further Actions.  Sellers agree to execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably request to more effectively transfer and assign to and vest in Buyer each of the Contracts, all at the sole cost and expense of Sellers.

4. Terms of the Purchase Agreement.  The terms of the Purchase Agreement, including, but not limited to, Sellers’ representations, warranties, covenants, agreements, and indemnities relating to the Contracts and Liabilities, are incorporated into this Assignment and Assumption Agreement by this reference.  Sellers acknowledge and agree that the representations, warranties, and covenants made by Sellers in the Purchase Agreement shall remain in full force and effect to the full extent provided therein.  In the event of any conflict or inconsistency between the terms and conditions of the Purchase Agreement and the terms and conditions of this Assignment and Assumption Agreement, the terms and conditions of the Purchase Agreement shall control.

5. Miscellaneous.

a. Headings.  The section headings used herein are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

b. Governing law.  This Assignment and Assumption Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas.

Asset Purchase Agreement

c. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption Agreement as of June 1, 2016.

HANWOOD ARKANSAS, LLC

_________________________________
Sudie Hancock, Pursuant to Authorization by Members

HANWOOD OKLAHOMA, LLC
By its Member,

_________________________________
Sudie Hancock, Pursuant to Authorization by Members

_________________________________________
  COMMAND CENTER, INC.
By its President and Chief Executive Officer
Bubba Sandford

Asset Purchase Agreement